Exhibit 99.1

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Global Crossing Limited

We have audited the accompanying consolidated balance sheets of Global Crossing Limited and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity (deficit), cash flows, and comprehensive loss for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Crossing Limited and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2010 the Company adopted ASC Topic 605 with respect to accounting and reporting for revenue-generating arrangements with multiple deliverables. Also in 2009, the Company adopted ASC Topic 805 with respect to accounting for the reversal of pre-emergence valuation allowances.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Global Crossing Limited’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2011 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Iselin, New Jersey
February 23, 2011

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31, 2010	December 31, 2009
ASSETS:
Current assets:
Cash and cash equivalents	$372	$477
Restricted cash and cash equivalents—current portion	4	9
Accounts receivable, net of allowances of $45 and $50	324	328
Prepaid costs and other current assets	91	101

Total current assets	791	915

Restricted cash and cash equivalents—long term	5	7
Property and equipment, net of accumulated depreciation of $1,514 and $1,216	1,179	1,280
Intangible assets, net (including goodwill of $208 and $175)	227	198
Other assets	108	88

Total assets	$2,310	$2,488

LIABILITIES:
Current liabilities:
Accounts payable	$297	$312
Accrued cost of access	78	87
Short term debt and current portion of long term debt	27	37
Obligations under capital leases—current portion	51	49
Deferred revenue—current portion	184	174
Other current liabilities	376	384

Total current liabilities	1,013	1,043

Long term debt	1,311	1,295
Obligations under capital leases	72	90
Deferred revenue	338	334
Other deferred liabilities	53	86

Total liabilities	2,787	2,848

SHAREHOLDERS’ DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value, 60,497,709 and 60,219,817 shares issued and outstanding as of December 31, 2010 and 2009, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,443	1,427
Accumulated other comprehensive income (loss)	15	(24)
Accumulated deficit	(1,938)	(1,766)

Total shareholders’ deficit	(477)	(360)

Total liabilities and shareholders’ deficit	$2,310	$2,488

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Year Ended December 31,
	2010	2009	2008
Revenue	$2,609	$2,536	$2,599
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,159)	(1,159)	(1,211)
Real estate, network and operations	(408)	(406)	(423)
Third party maintenance	(104)	(103)	(107)
Cost of equipment and other sales	(107)	(98)	(94)

Total cost of revenue	(1,778)	(1,766)	(1,835)

Gross margin	831	770	764
Selling, general and administrative	(431)	(428)	(491)
Depreciation and amortization	(337)	(340)	(326)

Operating income (loss)	63	2	(53)
Other income (expense):
Interest income	2	7	10
Interest expense	(191)	(160)	(176)
Other income (expense), net	(51)	11	(26)

Loss before pre-confirmation contingencies and benefit (provision) for income taxes	(177)	(140)	(245)
Net gain on pre-confirmation contingencies	—	—	10

Loss before benefit (provision) for income taxes	(177)	(140)	(235)
Benefit (provision) for income taxes	5	(1)	(49)

Net loss	(172)	(141)	(284)
Preferred stock dividends	(4)	(4)	(4)

Loss applicable to common shareholders	$(176)	$(145)	$(288)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$(2.91)	$(2.45)	$(5.16)

Weighted average number of common shares	60,418,995	59,290,355	55,771,867

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in millions, except share information)

	Common Stock		Preferred Stock		Other Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2007	54,552,045	$1	18,000,000	$2	$1,345	$(42)	$(1,341)	$(35)
Realization of pre-emergence valuation allowances	—	—	—	—	30	—	—	30
Issuance of common stock from exercise of stock options	123,071	—	—	—	1	—	—	1
Issuance of common stock from vested stock units	2,210,508	—	—	—	1	—	—	1
Common stock withheld for employee taxes from vested stock units	(189,312)	—	—	—	(3)	—	—	(3)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	21	—	21
Stock compensation expense of awards classified as equity	—	—	—	—	29	—	—	29
Unrealized derivative gain on cash flow hedge	—	—	—	—	—	9	—	9
Change in pension liability	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	(284)	(284)

Balance at December 31, 2008	56,696,312	$1	18,000,000	$2	$1,399	$(23)	$(1,625)	$(246)
Issuance of common stock from exercise of stock options	14,666	—	—	—	—	—	—	—
Issuance of common stock from vested stock units	5,244,369	—	—	—	—	—	—	—
Common stock withheld for employee taxes from vested stock units	(1,735,530)	—	—	—	(13)	—	—	(13)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	(4)	—	(4)
Stock compensation expense of awards classified as equity	—	—	—	—	18	—	—	18
Stock compensation reclass from liability to equity	—	—	—	—	27	—	—	27
Unrealized derivative loss on cash flow hedge	—	—	—	—	—	(4)	—	(4)
Change in pension liability	—	—	—	—	—	7	—	7
Net loss	—	—	—	—	—	—	(141)	(141)

Balance at December 31, 2009	60,219,817	$1	18,000,000	$2	$1,427	$(24)	$(1,766)	$(360)
Issuance of common stock from exercise of stock options	50,000	—	—	—	1	—	—	1
Issuance of common stock from vested stock units	278,696	—	—	—	—	—	—	—
Common stock withheld for employee taxes from vested stock units	(50,804)	—	—	—	(1)	—	—	(1)
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	30	—	30
Stock compensation expense of awards classified as equity	—	—	—	—	20	—	—	20
Change in pension liability	—	—	—	—	—	9	—	9
Net loss	—	—	—	—	—	—	(172)	(172)

Balance at December 31, 2010	60,497,709	$1	18,000,000	$2	$1,443	$15	$(1,938)	$(477)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2010	2009	2008
Cash flows provided by (used in) operating activities:
Net loss	$(172)	$(141)	$(284)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of property and equipment	(1)	—	(4)
Loss on sale of marketable securities	2	—	2
Non-cash loss on extinguishment of debt	5	15	—
Non-cash income tax provision	—	—	35
Deferred income tax	(23)	(20)	(1)
Non-cash stock compensation expense	20	18	55
Depreciation and amortization	337	340	326
Provision for doubtful accounts	3	7	6
Amortization of prior period IRUs	(25)	(22)	(15)
Deferred reorganization costs	—	(3)	(3)
Gain on pre-confirmation contingencies	—	—	(10)
Change in long term deferred revenue	33	42	83
Other	54	(28)	45
Change in operating working capital:
—Changes in accounts receivable	(2)	17	(25)
—Changes in accounts payable and accrued cost of access	(32)	(36)	49
—Changes in other current assets	3	(16)	(52)
—Changes in other current liabilities	(19)	83	(4)

Net cash provided by operating activities	183	256	203

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(167)	(174)	(192)
Purchases of marketable securities	(10)	—	(11)
Genesis acquisition, net of cash acquired	(7)	—	—
Proceeds from sale of property and equipment	—	—	10
Proceeds from sale of marketable securities	8	4	16
Change in restricted cash and cash equivalents	8	2	31

Net cash used in investing activities	(168)	(168)	(146)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	150	741	10
Repayment of capital lease obligations	(58)	(75)	(59)
Repayment of long term debt (including current portion)	(179)	(597)	(24)
Premium paid on extinguishment of debt	(2)	(14)	—
Finance costs incurred	(6)	(23)	—
Proceeds from sales/leasebacks	—	7	—
Proceeds from exercise of stock options	1	—	1
Payment of employee taxes on share-based compensation	(1)	(13)	(3)

Net cash provided by (used in) financing activities	(95)	26	(75)

Effect of exchange rate changes on cash and cash equivalents	(25)	3	(19)

Net increase (decrease) in cash and cash equivalents	(105)	117	(37)
Cash and cash equivalents, beginning of year	477	360	397

Cash and cash equivalents, end of year	$372	$477	$360

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Year Ended December 31,
	2010	2009	2008
Net loss	$(172)	$(141)	$(284)
Foreign currency translation adjustment	30	(4)	21
Unrealized derivative gain (loss) on cash flow hedges	—	(4)	9
Change in pension liability	9	7	(11)

Comprehensive loss	$(133)	$(142)	$(265)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except countries, cities, carriers,

percentage, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited or “GCL” is a holding company with all of its revenue generated by its subsidiaries and substantially all of its assets owned by its subsidiaries. GCL and its subsidiaries (collectively, the “Company”) are a global communications service provider. The Company offers a full range of data, voice and collaboration services and delivers service to approximately 40 percent of the companies in the Fortune 500, as well as 700 carriers, mobile operators and Internet service providers around the world. The Company delivers converged IP services to more than 700 cities in more than 70 countries, and has 17 data centers located in major business centers. The Company’s operations are based principally in North America, Europe, Latin America and a portion of the Asia/Pacific region. The vast majority of the Company’s revenue is generated from monthly services. The Company reports financial results based on three separate operating segments: (i) Global Crossing (U.K.) Telecommunications Ltd (“GCUK”) and its subsidiaries (collectively, the “GCUK Segment”); (ii) GC Impsat Holdings I Plc (“GC Impsat”) and its subsidiaries (collectively, the “GC Impsat Segment”); and (iii) GCL and its other subsidiaries (collectively, the “Rest of World Segment” or “ROW Segment”) (see Note 21).

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These consolidated financial statements include the accounts of GCL and its subsidiaries over which it exercises control. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s results as of and for the years ended December 31, 2010, 2009 and 2008.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes, and the reported amounts of revenue and expenses and cash flows during the periods presented. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

References to U.S. GAAP in this Annual Report are to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM , (the “Codification” or “ASC”).

Principles of Consolidation

The consolidated financial statements include the accounts of GCL and its wholly-owned subsidiaries. Under U.S. GAAP, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in prior period consolidated financial statements and accompanying footnotes have been reclassified to conform to the current year presentation.

Revenue Recognition

Services

Revenue derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Non-refundable payments received from customers on billings made before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

Operating Leases

The Company offers customers flexible bandwidth products to multiple destinations for stipulated periods of time and many of the Company’s contracts for subsea circuits are entered into as part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats non-refundable cash received prior to the completion of the earnings process as deferred revenue in the accompanying consolidated balance sheets.

Telecom Installation Revenue and Costs

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SEC Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB No. 104”), the Company generally amortizes revenue related to installation services on a straight-line basis over the average contracted customer relationship (generally 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

The Company capitalizes installation costs incurred for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to deferred installation costs (current portion and long-term portions—see Note 6) and amortized using the straight-line method into depreciation and amortization over the average contracted relationship (generally 24 months). In situations where the contracted period is significantly longer, the actual contract term is used.

Gross vs. Net Revenue Recognition

In the vast majority of transactions the Company acts as the principal party responsible for delivering services to customers. Where the Company acts as the principal in the transaction and has the risks and rewards of ownership, transactions are recorded gross in the consolidated statements of operations. In the event the Company does not act as a principal in the transaction, transactions are recorded on a net basis in the consolidated statements of operations.

Additionally, U.S. GAAP requires that companies disclose their accounting policy regarding the gross or net presentation of taxes which are assessed by a governmental authority that are directly imposed on revenue-producing transactions between sellers and customers. These taxes may include, but are not limited to, sales, use, value-added and some excise taxes. In addition, if such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The Company’s policy is generally to record these taxes on a net basis.

Revenue-Generating Arrangements with Multiple Deliverables

See “Recently Issued and Recently Adopted Accounting Pronouncements” for a description of the Company’s policy for revenue-generating arrangements with multiple deliverables.

Operating Expenses

Cost of Access

The Company’s cost of access primarily comprises charges for leased lines for dedicated facilities and usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic. The Company’s policy is to record access expense as services are provided by vendors.

The recognition of cost of access expense during any reported period involves the use of significant management estimates and requires reliance on non-financial systems given that bills from access vendors are generally received significantly in arrears of service being provided. Switched voice traffic costs are accrued based on the minutes recorded by the Company’s switches, multiplied by the estimated rates for those minutes for that month. Leased line access costs are estimated based on the number of circuits and the average circuit cost, according to the Company’s leased line inventory system, adjusted for contracted rate changes. Upon final receipt of invoices, the estimated costs are adjusted to reflect actual expenses incurred.

Disputes

The Company and contracted third parties perform monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend of invoiced amounts by vendors, and reviewing the types of charges being assessed. If the Company believes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. The Company records a charge to the cost of access expense and a corresponding increase to the access accrual based on the last eighteen months of historical loss rates for the particular type of dispute. If the Company ultimately reaches an agreement with an access vendor to settle a disputed amount which is different than the corresponding accrual, the Company recognizes the difference in the period in which the settlement is reached as an adjustment to cost of access expense.

Operating Leases

The Company maintains commitments for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases, under various non-cancelable operating leases. The lease agreements, which expire at various dates into the future, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the pass through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. The Company recognizes rent expense on a straight-line basis and records a liability representing the rent expensed but not invoiced in other deferred liabilities. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are charged to rent expense on a straight-line basis over the related terms of such leases.

See Note 19 for the Company’s estimated future minimum lease payments and rental expense on operating leases.

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long-Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash and cash equivalents comprise cash collateral for letters of credit or performance bonds issued in favor of certain of the Company’s vendors and deposits securing real estate obligations.

Allowance for Doubtful Accounts and Sales Credits

The Company provides allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to selling, general, and administrative expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger aged balances. A general reserve requirement is performed on accounts not already included under the specific reserve requirement utilizing past loss experience and the factors previously mentioned. Service level requirements are assessed to determine sales credit requirements where necessary. Changes in the financial viability of significant customers and worsening of economic conditions may require changes to its estimate of the recoverability of the receivables. Such changes in estimates are recorded in the period in which these changes become known.

Property and Equipment, net

Property and equipment, net, which includes amounts under capitalized leases, were stated at their estimated fair values upon emergence from reorganization proceedings on December 9, 2003 (the (“Effective Date”) as determined by the Company’s reorganization value. The Company determined the fair value of its property and equipment as of the Effective Date by using a replacement cost approach and, in the limited circumstances described below, a market approach. Under the replacement cost approach, fair value was determined by examining an asset’s replacement cost and adjusting for loss in value due to physical depreciation and economic and functional obsolescence. The replacement cost estimates were based on vendor pricing, inclusive of discounts, available to the Company at the Effective Date for technology available at the time, and were not based on prices that may have been available through equipment purchases from financially distressed communications companies. For assets where actual vendor pricing information as of the Effective Date was not available to the Company, the market approach was used. Under the market approach, fair value was determined by comparing recent sales of similar assets and adjusting for factors such as physical differences, age, and economic and functional obsolescence. The estimates were based on market comparables obtained from various sources, including discussions with equipment brokers and dealers.

Purchases of property and equipment, net, including amounts under capital leases, subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to the capital project’s completion are reflected as construction in progress, which is included in property and equipment and is depreciated starting on the date the project is complete. Direct internal costs of constructing or installing property and equipment are capitalized.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over their estimated useful lives if the lease transfers ownership or contains a bargain purchase option, otherwise the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows as of December 31, 2010:

Buildings	10-40 years
Leasehold improvements	Lesser of 20 years or remaining lease term
Furniture, fixtures and equipment	3-7 years
Transmission equipment	3-25 years

When property or equipment is retired and disposed of, the cost and accumulated depreciation is relieved from the accounts, and resulting gains or losses are reflected in other income (expense), net.

The Company annually evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any recognizable impairment would be determined as the difference between the fair value and the carrying value of the asset. As a result of a history of operating losses and negative cash flows, during 2010 management performed a recoverability test of our long-lived assets as of December 31, 2010. The results of the test indicate that no impairment of the Company’s long-lived assets existed as of December 31, 2010.

Internally Developed Software

The Company capitalizes the cost of developing internal-use software which has a useful life in excess of one year. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized costs are included in property and equipment in the consolidated balance sheet. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized software costs are amortized using the straight-line method over a 5 year period (see Note 7).

Intangibles

Intangibles consist primarily of customer contracts, customer relationships and internally developed software and goodwill related to the 2006, 2007 and 2010 acquisitions of Fibernet Group Plc (“Fibernet”), Impsat and Genesis Networks Inc. (“Genesis Networks”), respectively. The fair values attributable to the identified intangibles as of the acquisition dates were based on a number of significant assumptions as determined by the Company. Identifiable intangible assets with finite lives are amortized using the straight-line method over their applicable estimated useful lives (see Note 8). Goodwill and intangibles with indefinite lives are not amortized but are reviewed for impairment at least annually (beginning with the first anniversary of the acquisition date). The Company performed annual impairment reviews of the goodwill acquired as part of the Fibernet and Impsat acquisitions during the year ended December 31, 2010. The results of the reviews indicate that no impairment exists.

Deferred Financing Costs

Costs incurred to obtain financing through the issuance of debt and other financing agreements (see Note 10) have been reflected as an asset included in “other assets” in the accompanying December 31, 2010 and 2009 consolidated balance sheets. Debt financing costs are amortized to interest expense over the lesser of the term or the expected payment date of the debt obligation using the effective interest rate method.

Restructuring

The components of the restructuring liability represent the fair value of direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along with certain other costs associated with approved restructuring plans (see Note 3). Restructuring programs initiated prior to December 31, 2002 were recorded upon management’s commitment to an exit plan, which was generally before the exit activity had occurred. Restructuring programs initiated after December 31, 2002 were recorded when a liability had been incurred. The Company has applied the relevant accounting provisions for exit costs to all restructuring programs initiated after December 31, 2002 except for those programs related to business acquisitions. Restructuring programs related to business acquisitions consummated prior to December 31, 2008 were recorded as an acquired liability included in the allocation of acquisition cost. For business combinations completed on or after January 1, 2009, the costs related to restructuring programs are expensed as incurred. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities.

Derivative Instruments

Derivatives are measured at fair value and recognized as either assets or liabilities in the Company’s consolidated balance sheets. Changes in fair value of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in the Company’s consolidated statement of operations in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are recognized in income (loss), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in income (loss) when the hedged item is recognized in income (loss).

For the years ended December 31, 2010, 2009 and 2008, hedge ineffectiveness was not material to our results of operations.

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities, other than marketable securities, approximate their fair value due to their short maturities. The fair value of marketable securities, short-term investments, debt, including short-term and long-term portions and derivative instruments are based on market quotes, current interest rates, or management estimates, as appropriate (see Note 18).

Asset Retirement Obligations

The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset, characterized as leasehold improvements, and depreciated over the lesser of 20 years or the remaining lease term.

Income Taxes

The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

The Company follows the guidance with respect to accounting for uncertainty in income taxes located in ASC Topic 740 which states that an “enterprise shall initially recognize the financial statement effects of a tax position where it is more likely than not, based on the technical merits, that the position will be sustained upon examination.” “More likely than not” is defined as a likelihood of greater than 50% based on the facts, circumstances and information available at the reporting date.

The Company’s reorganization has resulted in a significantly modified capital structure as a result of applying fresh-start accounting on the Effective Date. Fresh-start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Specifically, fresh start accounting requires the reversal of such allowances to be recorded as a reduction of intangible assets established on the Effective Date until exhausted, and thereafter as additional paid in capital (see Note 13). This treatment does not result in any change in liabilities to taxing authorities or in cash flows. On January 1, 2009, new accounting standards became effective which require the reversal of pre-emergence valuation allowances to be recorded as a reduction of tax expense.

At each period end, it is necessary for the Company to make certain estimates and assumptions to compute the provision for income taxes including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired and additional information is obtained. The impact of these revisions is recorded in income tax expense or benefit in the period in which they become known.

Foreign Currency Translation and Transactions

For transactions that are in a currency other than the entity’s functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. For those subsidiaries not using the U.S. Dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ deficit and are reflected in the accompanying consolidated statements of comprehensive loss.

The Company’s foreign exchange transaction gains (losses) included in “other income (expense), net” in the consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 were $(44), $40, and $(30), respectively.

Loss Per Common Share

Basic loss per common share (“EPS”) is computed as loss applicable to common shareholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends for the years ended December 31, 2010, 2009 and 2008 respectively (see Note 15).

Stock-Based Compensation

Share-based awards granted to employees are recognized as compensation expense over the service period (generally the vesting period) based on their fair values.

Certain stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The fair value of the awards is determined using a single expected life for the entire award (the average expected life for the awards that vest on different dates). The Company recognizes the related compensation cost of such awards on a straight-line basis; provided that the amount amortized at any given date may be no less than the portion of the award vested as of such date.

See Note 16 for a detailed description of stock-based compensation plans.

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company’s trade receivables, which are unsecured, are geographically dispersed and include customers both large and small and in numerous industries. Trade receivables from the carrier sales channels are generated from sales of services to other carriers in the telecommunications industry. At December 31, 2010 and 2009, the Company’s trade receivables related to the carrier sales channel represented approximately 42% and 43%, respectively, of the Company’s consolidated receivables. Also as of December 31, 2010 and 2009, the Company’s receivables due from various agencies of the United Kingdom (“U.K.”) government together represented approximately 5% and 5%, respectively, of consolidated receivables. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company maintains a reserve for potential credit losses, based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 31, 2010 and 2009, no one customer accounted for more than 2% or 2%, respectively, of consolidated accounts receivable, net.

Currency Risk

Certain of the Company’s current and prospective customers derive their revenue in currencies other than U.S. Dollars but are invoiced by the Company in U.S. Dollars. The obligations of customers with revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies depreciate in value relative to the U.S. Dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. Dollars. In either event, the affected customers may not be able to pay the Company in U.S. Dollars. In addition, where the Company issues invoices for its services in currencies other than U.S. Dollars, the Company’s operating results may suffer due to currency translations in the event that such currencies depreciate relative to the U.S. Dollar and the Company cannot or does not elect to enter into currency hedging arrangements in respect of those payment obligations. Declines in the value of foreign currencies (such as the devaluation of the Venezuelan bolivar discussed below) relative to the U.S. Dollar could adversely affect the Company’s ability to market its services to customers whose revenue is denominated in those currencies.

Certain Latin American economies have experienced shortages in foreign currency reserves and have adopted restrictions on the use of certain mechanisms to expatriate local earnings and convert local currencies into U.S. Dollars. Any such shortages or restrictions may limit or impede the Company’s ability to transfer or to convert such currencies into U.S. Dollars and to expatriate such funds for the purpose of making timely payments of interest and principal on the Company’s indebtedness. In addition, currency devaluations in one country may have adverse effects in another country.

In Venezuela, the official bolivares—U.S. Dollar exchange rate established by the Venezuelan Central Bank (“BCV”) and the Venezuelan Ministry of Finance has historically attributed to the bolivar a value significantly greater than the value that prevailed on the former unregulated parallel market. The official rate is the rate used by the Comisión de Administración de Divisas (“CADIVI”), an agency of the Venezuelan government, to exchange bolivares pursuant to an official process that requires application and government approval. The Company uses the official rate to record the assets, liabilities and transactions of its Venezuelan subsidiary. Effective January 12, 2010, the Venezuelan government devalued the Venezuelan bolivar. The official rate increased from 2.15 Venezuelan bolivares to the U.S. Dollar to 4.30 for goods and services deemed “non-essential” and 2.60 for goods and services deemed “essential”. This devaluation reduced the Company’s net monetary assets (including unrestricted cash and cash equivalents) by approximately $27 based on the bolivares balances as of such date, resulting in a corresponding foreign exchange loss, included in other expense, net in the Company’s consolidated statement of operations for 2010. Effective January 1, 2011, the Venezuela government further increased the official rate for goods and services deemed “essential” to 4.30 Venezuelan bolivares to the U.S. Dollar. This change had no effect on the carrying value of the Company’s net monetary assets.

In an attempt to control inflation, on May 18, 2010, the Venezuelan government announced that the unregulated parallel currency exchange market would be shut down and that the BCV would be given control over the previously unregulated portions of the exchange market. In June 2010, a new regulated currency trading system controlled by the BCV, the Transaction System for Foreign Currency Denominated Securities

(“SITME”), commenced operations and established an initial weighted average implicit exchange rate of approximately 5.30 bolivares to the U.S. Dollar. Subject to the limitations and restrictions imposed by the BCV, entities domiciled in Venezuela may access the SITME by buying U.S. Dollar denominated securities through banks authorized by the BCV. The purpose of the new regulated system is to supplement the CADIVI application and approval process with an additional process that allows for quicker and smaller exchanges.

As indicated above, the conversion of bolivares into foreign currencies is limited by the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to either the limitations and restrictions of the SITME or the CADIVI registration, application and approval process, and is also subject to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Approvals under the CADIVI process have been less forthcoming at times, resulting in a significant buildup of excess cash in the Company’s Venezuelan subsidiary and a significant increase in the Company’s exchange rate and exchange control risks.

At December 31, 2010, the Company had $14 of obligations registered and subject to approval by CADIVI for the conversion of bolivares into foreign currencies. The Company cannot predict the timing and extent of any CADIVI approvals to honor foreign debt, distribute dividends or otherwise expatriate capital using the official Venezuelan exchange rate. Some approvals have been issued within a few months while others have taken more than one year. During 2010 and 2009, the Company received $9 and $7, respectively, of approvals from CADIVI to convert bolivares to U.S. Dollars at both the essential and non-essential official rates. In 2010, the Company participated in a debt auction held by the Venezuelan government and used bolivares to purchase $10 of U.S. Dollar-denominated bonds at par value in connection with the Company’s currency exchange risk mitigation efforts. The Company received approval to purchase the bonds and sold these bonds immediately upon receipt at a price of $8 paid in U.S. Dollars, which resulted in an approximate 25% discount. The loss of $2 was included in other income (expense), net in the Company’s consolidated statement of operations for 2010. In 2008, the Company participated in a debt auction held by the Venezuelan government to purchase $10 par value of U.S. Dollar-denominated bonds in connection with the Company’s currency exchange risk mitigation efforts. The purchase price of the bonds was $11. The Company received approval to purchase the bonds and sold these bonds immediately upon receipt at a price of $8, which resulted in an approximate 27% discount. The loss was included in other income (expense), net in the Company’s consolidated statements of operations. To date, the Company has not executed any exchanges through SITME. If the Company was to successfully avail itself of the SITME process to convert a portion of its Venezuelan subsidiary’s cash balances into U.S. Dollars, the Company would incur currency exchange losses in the period of conversion based on the difference between the official exchange rate and the SITME rate. Additionally, if the Company was to determine in the future that the SITME rate was the more appropriate rate to use to measure bolivar-based assets, liabilities and transactions, reported results would be further adversely affected.

As of December 31, 2010, approximately $37 (valued at the fixed official CADIVI rate of 4.30 Venezuelan bolivares to the U.S. Dollar at December 31, 2010 (the “CADIVI rate”)) of the Company’s cash and cash equivalents was held in Venezuelan bolivares. For 2010, the Company’s Venezuelan subsidiary contributed approximately $52 of the Company’s consolidated revenue and $30 of the Company’s consolidated OIBDA, in each case based on the CADIVI rate. These amounts do not include any allocated corporate overhead costs or transfer pricing adjustments. As of December 31, 2010, the Company’s Venezuelan subsidiary had $37 of net monetary assets of which $4 were denominated in U.S. Dollars and $33 were denominated in Venezuelan bolivares at the CADIVI rate. As of December 31, 2010, the Company’s Venezuelan subsidiary had $70 of net assets. In light of the Venezuelan exchange control regime, none of these net assets (other than the $4 of cash denominated in U.S. Dollars and held outside of Venezuela) may be transferred to GCL in the form of loans, advances or cash dividends without the consent of a third party (i.e., CADIVI or SITME).

The Company conducts a significant portion of its business using the British Pound Sterling, the Euro and the Brazilian Real. Appreciation of the U.S. Dollar adversely impacts the Company’s consolidated revenue. Since the Company tends to incur costs in the same currency in which the Company realizes revenue, the impact on operating income and operating cash flow is largely mitigated. In addition, the appreciation of the U.S. Dollar relative to foreign currencies reduces the U.S. Dollar value of cash balances held in those currencies.

Pension Benefits

The Company applies the guidance in ASC Topic 715 with respect to accounting for its defined benefit pension plans. As such, the Company recognizes in its statement of financial condition the funded status of its defined benefit postretirement plans, which is measured as the difference between the fair value of the plan assets and the benefit obligation. U.S. GAAP also requires an entity to recognize changes in the funded status within accumulated other comprehensive income, net of tax to the extent such changes are not recognized in earnings as components of periodic net benefit cost (see Note 17).

Comprehensive Loss

Comprehensive loss includes net loss and other non-owner related income (charges) in equity not included in net loss, such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries, changes in the unrealized gains and losses on cash flow hedges, and the impact of recognizing changes of the funded status of pension plans.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense was $2, $2, and $5 for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in selling, general and administrative expenses as reported in the consolidated statements of operations.

Recently Issued and Recently Adopted Accounting Pronouncements

In October 2009, the FASB issued amendments to ASC Topic 605, with respect to accounting and reporting guidance for revenue-generating arrangements with multiple deliverables, which (a) amend the requirements entities must meet in order for elements to be considered separate units of accounting; (b) eliminate the requirement that entities have objective and reliable evidence of fair value for undelivered items in order to separate them from other elements in the arrangements; and (c) replace the residual method of allocating consideration with the relative selling price method. Under the relative selling price method for allocating consideration, entities must establish an estimated selling price for any units for which objective and reliable evidence of fair value or third party evidence of selling price is not determinable. ASC Topic 605 expands the qualitative and (if adoption impacts are significant) quantitative information required to be disclosed concerning revenue-generating arrangements with multiple deliverables.

This amended accounting guidance is effective for fiscal years beginning after June 15, 2010, with early adoption, as of the first fiscal year beginning after issuance of the amendments, permitted. It may be adopted prospectively to all new or significantly modified arrangements or retrospectively to all arrangements. The Company has elected to early adopt the new accounting guidance for revenue arrangements with multiple deliverables on a prospective basis as of January 1, 2010 and there was no significant impact to the Company’s consolidated financial results for the year ended December 31, 2010.

The Company enters into managed service agreements with multiple deliverables, such as professional services as well as telecommunication services and solutions, which generally have minimum contract terms between two and seven years. Professional services are generally delivered during initial stages of contracts and telecommunication services over the contract term. Until the adoption of new guidance, a delivered element was considered a separate unit of accounting when it had value to the customer on a standalone basis, there was objective and reliable evidence of its fair value in the arrangement, and delivery or performance of undelivered elements was considered probable and substantially under the Company’s control. When the fair value of all elements could be determined, the Company allocated consideration to each undelivered unit of accounting using the relative fair value method, with unit values determined by internal or third-party analyses of market based prices. Otherwise, the residual value method would be used to allocate consideration to the combined undelivered elements, which would be deferred until final arrangement performance. In all cases, revenue from such arrangements was recognized when performance of the deliverable had occurred and all other revenue recognition criteria were met.

Upon adoption of the amended guidance for multiple element arrangements, the Company determines an estimated selling price for any elements for which objective and reliable evidence or third party evidence is not available and then allocate consideration to all elements using the relative selling price method. The Company establishes vendor specific objective evidence using the price charged for a deliverable when sold separately or using the price established by management having the relevant authority. The best estimate of selling price is established considering internal factors, such as margin objectives and pricing practices. Revenue from these arrangements is recognized when performance of the deliverable occurs and all other revenue recognition criteria are met. There was no substantial change to the units of accounting the Company typically identifies in such multiple deliverable agreements. The Company does not expect a significant impact on the pattern and timing of revenue recognition in the financial statements of future periods.

3. RESTRUCTURING

At December 31, 2010 and 2009, restructuring liabilities are included in other current liabilities and other deferred liabilities in our consolidated balance sheets. Below is a description of the Company’s significant restructuring plans:

2007 Restructuring Plan

During 2007, the Company adopted a restructuring plan as a result of the Impsat acquisition under which redundant Impsat employees were terminated. As a result, the Company incurred cash restructuring costs of approximately $8 for severance and related benefits. The liabilities associated with this restructuring plan have been accounted for as part of the purchase price of Impsat. As of December 31, 2010 and 2009, the remaining liability of the 2007 restructuring plan including accrued interest was $3 and $7, respectively, all related to the GC Impsat Segment. In July 2009, the Company settled one claim initiated in October 2007 by a former director and officer of Impsat to be paid out in installments through February 2011. In February 2010, the Company settled another claim initiated in November 2007 by a former officer of Impsat which was fully paid in April 2010.

2003 and Prior Restructuring Plans

Prior to the Company’s emergence from bankruptcy on December 9, 2003, the Company adopted certain restructuring plans as a result of the slowdown of the economy and telecommunications industry, as well as its efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated employees and vacated facilities. All amounts incurred for employee separations were paid as of December 31, 2004 and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

The undiscounted facilities closing reserve, which represents estimated future cash flows, is composed of continuing building lease obligations and broker commissions for the restructured sites (aggregating $73 as of December 31, 2010), offset by anticipated receipts from existing and future third-party subleases. As of December 31, 2010, anticipated third party sublease receipts were $64, representing $48 from subleases already entered into and $16 from subleases projected to be entered into in the future.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the years ended December 31, 2010 and 2009:

Facility Closings
Balance at January 1, 2009	$18
Change in estimated liability	6
Deductions	(8)
Foreign currency impact	1

Balance at December 31, 2009	$17
Deductions	(6)
Foreign currency impact	(1)

Balance at December 31, 2010	$10

4. ACQUISITIONS

Genesis Networks Acquisition

On October 29, 2010, the Company acquired 100% of the capital stock of Genesis Networks, a privately held company providing high performance rich media and video-based applications, serving many of the world’s major broadcasters, producers and aggregators of specialized programming. The Company paid a purchase price for Genesis Networks of approximately $8 and repaid a portion of the debt and other liabilities assumed as part of the acquisition for total consideration including direct costs of $27.

The Genesis Networks network connects 70 cities on five continents and links important international media centers through 225 on-net points. The acquisition of Genesis Networks will enable us to provide value-added solutions to address specialized video transmission requirements across multiple industries. The results of Genesis Networks’ operations are included in the Company’s consolidated financial statements commencing on October 29, 2010.

The following table summarizes the preliminary allocation of the acquisition cost to the assets acquired and liabilities assumed at the date of acquisition, based on their preliminary estimated fair values:

At October 29, 2010
Other current assets	$6
Other assets	7
Goodwill	29

Total assets acquired	42

Short and long term debt, including capital lease obligations	14
Other current liabilities	19
Other liabilities	1

Total liabilities assumed	34

Net assets acquired	$8

All of the goodwill and all other amounts noted above are recorded in the ROW Segment. None of the goodwill is deductible for tax purposes.

Approximately $14 of short term and long term debt was subsequently repaid.

Since the date of its acquisition on October 29, 2010, Genesis Networks provided approximately $4 of the Company’s consolidated revenue and $(1) of our consolidated net loss for the year ended December 31, 2010.

Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Genesis Networks had occurred at January 1, 2009:

	Year Ended December 31,
	2010	2009
Revenue	$2,632	$2,562
Net loss applicable to common shareholders (1)	$(184)	$(162)
Net loss applicable to common shareholders per common share—basic and diluted	$(3.05)	$(2.73)

(1)                Net loss applicable to common shareholders was adjusted to exclude $4 of acquisition-related costs incurred in 2010 while net loss applicable to common shareholders in 2009 was adjusted to include these costs.

Included in the pro forma consolidated results of operations for the year ended December 31, 2010 are the following significant items: (i) a $6 property tax refund recorded in the U.K. which is included in real estate, network and operations in the accompanying consolidated statements of operations; (ii) a $27 foreign exchange loss as a result of the devaluation of the Venezuelan bolivar which is included in other income (expense), net in the accompanying consolidated statements of operations (see Note 2); (iii) a $6 loss on the early extinguishment of the 5% Convertible Notes which is included in other income (expense), net in the accompanying consolidated statements of operations (see Note 10); (iv) a reduction in our valuation allowance against our deferred tax assets by $34 which is recorded in provision for income taxes in the accompanying consolidated statements of operations (see Note 13); and (v) $6 of revenue for the completion of a customer contract and a $7 equipment sale related to a new managed services contract.

Included in the pro forma consolidated results of operations for the year ended December 31, 2009 are the following significant items: (i) $13 for one customer’s buyout of certain long term obligations which is included in revenue in the accompanying consolidated statements of operations; (ii) a $6 favorable regulatory ruling related to a reduction in access charges in the U.K. which is included in access charges in the accompanying consolidated statements of operations; (iii) a $5 retroactive property tax assessment ($3 and $2, respectively, in our GCUK and ROW Segments) which is included in real estate, network and operations in the accompanying consolidated statements of operations; (iv) a $29 loss on the early extinguishment of the GC Impsat Notes and the Senior Secured Term Loans which is included in other income (expense), net in the accompanying consolidated statements of operations (see Note 10); and (v) a reduction in our valuation allowance against our deferred tax assets by $20 which is recorded in provision for income taxes in the accompanying consolidated statements of operations (see Note 13).

The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated result of operations that would have been reported had the Genesis Networks acquisition been completed as of the beginning of the periods presented, nor should it be taken as indicative of the Company’s future consolidated results of operations.

5. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31,
	2010	2009
Accounts receivable:
Billed	$315	$318
Unbilled	54	60

Total accounts receivable	369	378
Allowances	(45)	(50)

Accounts receivable, net of allowances	$324	$328

The fair value of accounts receivable balances approximates their carrying value because of their short-term nature. The Company has some concentrations of credit risk from other telecommunications providers within its carrier sales channels (see Note 2).

6. PREPAID COSTS AND OTHER CURRENT ASSETS

Prepaid assets and other current assets consist of the following:

	December 31,
	2010	2009
Prepaid taxes, including value added taxes in foreign jurisdictions	$24	$37
Prepaid capacity, third party maintenance and deferred installation costs	17	19
Prepaid rent and insurance	8	8
Income tax receivable	9	13
Other	33	24

Total prepaid costs and other current assets	$91	$101

7. PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, consist of the following:

	December 31,
	2010	2009
Land	$23	$23
Buildings	121	118
Leasehold improvements	72	71
Furniture, fixtures and equipment	190	167
Transmission equipment	2,257	2,070
Construction in progress	30	47

Total property and equipment	$2,693	$2,496
Accumulated depreciation	(1,514)	(1,216)

Property and equipment, net	$1,179	$1,280

Assets recorded under capital lease agreements included in property and equipment consisted of $225 and $221 of cost less accumulated depreciation of $115 and $100 at December 31, 2010 and 2009, respectively.

Labor related to internally developed software in the amount of $40 and $32 was capitalized at December 31, 2010 and 2009, respectively. The accumulated depreciation related to this internal labor was $13 and $7 at December 31, 2010 and 2009, respectively.

Depreciation and amortization expense related to property and equipment including cost of access installation costs (see Note 2) for the years ended December 31, 2010, 2009 and 2008 was approximately $333, $336 and $321, respectively.

8. INTANGIBLES

Goodwill

Changes in the carrying amount of goodwill are as follows:

	GCUK	GC Impsat	ROW	Total
Balance at December 31, 2008	$4	$143	$—	$147
Foreign currency impact	1	27	—	28

Balance at December 31, 2009	$5	$170	$—	$175
Goodwill acquired	—	—	29	29
Foreign currency impact	—	4	—	4

Balance at December 31, 2010	$5	$174	$29	$208

Goodwill in the ROW Segment resulted from the Company’s acquisition of Genesis Networks on October 29, 2010 while goodwill in the GC Impsat and GCUK Segments resulted from the Company’s acquisitions of Impsat on May 9, 2007 and Fibernet on October 11,  2006, respectively.

Other Intangible Assets

		December 31, 2010		December 31, 2009
	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer contracts	4 yrs	$4	$(4)	$4	$(3)
Customer relationships	10-12 yrs	30	(11)	30	(9)
Software	1-4 yrs	3	(3)	3	(2)

Total		$37	$(18)	$37	$(14)

Intangible asset amortization expense was $4, $4 and $5 for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table projects the expected future amortization of the above intangible assets for the next five years:

Year Ending December 31,
2011	$3
2012	3
2013	3
2014	3
2015	2

$14

9. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31,
	2010	2009
Accrued taxes, including value added taxes in foreign jurisdictions	$105	$117
Accrued payroll, bonus, commissions, and related benefits	58	58
Customer deposits	34	34
Accrued preferred dividends (1)	26	—
Accrued interest	31	29
Accrued real estate and related costs	14	22
Accrued third party maintenance costs	9	10
Accrued restructuring costs—current portion	8	12
Accrued professional fees	8	9
Income taxes payable	5	10
Accrued capital expenditures	5	4
Other	73	79

Total other current liabilities	$376	$384

(1)                For further information see Note 20, “Related Party Transactions.”

10. DEBT

Outstanding debt obligations consist of the following:

	December 31,
	2010	2009
12% Senior Secured Notes	$750	$750
GCUK Senior Secured Notes	429	439
9% Senior Notes	150	—
5% Convertible Notes	—	144
Other	20	26
Unamortized discount, net of premium	(11)	(27)

Total debt obligations	1,338	1,332
Less: current portion of long term debt and short term debt	(27)	(37)

Non-current debt obligations	$1,311	$1,295

Future maturities of debt are as follows as of December 31, 2010:

2011	$27
2012	4
2013	3
2014	414
2015	750
Thereafter	151

Total future maturities	1,349
Unamortized discount, net of premium	(11)

Total debt obligations	$1,338

As of December 31, 2010 and 2009, $887 and $865, respectively, of the Company’s total debt obligations were obligations of the GCL parent company. At December 31, 2010, these GCL debt obligations consisted of the 12% Senior Secured Notes and the 9% Senior Notes, and as of December 31, 2009, the 12% Senior Secured Notes and the 5% Convertible Notes. As of December 31, 2010, the future maturities of GCL’s debt for the years 2011, 2012, 2013, 2014, 2015 and thereafter were nil, nil, nil, nil, $750 and $150. As of December 31, 2010, GCL has guaranteed $15 of the debt obligations of certain of its subsidiaries.

9% Senior Notes

On November 16, 2010, the Company issued $150 aggregate principal amount of 9% senior notes due November 15, 2019 (the “9% Senior Notes”) at an issue price of 100% of their par value. Interest on the notes accrues at the rate of 9% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year through maturity, commencing on May 15, 2011.

The 9% Senior Notes are guaranteed by the vast majority of the Company’s direct and indirect subsidiaries other than the subsidiaries comprising the GCUK Segment and certain other subsidiaries described in the notes indenture (see Note 24, “Guarantees of Parent Company Debt”). The 9% Senior Notes and the guarantees are senior unsecured obligations. Accordingly, they rank equally in right of payment with all of the Company’s and the guarantors’ other existing and future senior indebtedness and are effectively subordinated to all of the Company’s and the guarantors’ existing and future secured indebtedness to the extent of the collateral securing such indebtedness.

The indenture governing the notes contains covenants that, among other things, restrict the Company’s ability and the ability of the Company’s restricted subsidiaries to: (1) incur or guarantee additional indebtedness or issue disqualified stock or preferred stock; (2) pay dividends or make other distributions; (3) make certain investments (including investments in the GCUK Segment); (4) enter into arrangements that restrict dividends or other payments to the Company from its restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; (8) merge or consolidate with other companies or sell substantially all of the Company’s assets; and (9) designate subsidiaries as restricted. These covenants are subject to a number of important limitations and exceptions.

The Company used the proceeds from the issuance of the 9% Senior Notes to: (i) redeem the 5% Convertible Notes at an optional redemption price equal to 101% of their principal amount; and (ii) pay the estimated initial purchaser discounts, professional fees and other transaction fees and expenses in connection with the offering.

Included in other income (expense), net in the Company’s consolidated statement of operations for 2010 is a charge of $6 recorded in connection with the early extinguishment of the 5% Convertible Notes.

At any time prior to November 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate original principal amount of the 9% Senior Notes at a redemption price equal to 109% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings by GCL. The Company may also redeem any of the 9% Senior Notes at any time prior to November 15, 2014 at a price equal to 100% of their principal amount, plus a make-whole premium and accrued and unpaid interest, if any. In addition, on or after November 15, 2014, the Company may redeem all or a part of the 9% Senior Notes at the redemption prices of 104.5%, 102.25% or 100% of par during 2014, 2015, and 2016 and thereafter, respectively.

The 9% Senior Notes are not registered under the Securities Act and the initial purchasers agreed to sell the notes only: (i) in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act; and (ii) outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. However, the Company is required to register an identical series of notes with the SEC and to offer to exchange those registered notes for the notes issued in connection with the initial offering by November 16, 2011, subject to possible extensions under certain circumstances. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the Company and the guarantors would be required to file a shelf registration statement for the resale of the 9% Senior Notes. In the event of registration default, the Company is obligated to pay special interest in an amount equal to 0.25% per annum on the principal amount of the notes, with such rate increasing by an additional 0.25% for each subsequent 90-day period until the registration default is cured, up to a maximum rate of additional interest of 1.00% per annum. The maximum possible additional interest payable in the period from November 16, 2011 to November 15, 2019 (the maturity date) would be $11.

12% Senior Secured Notes

On September 22, 2009, the Company issued $750 in aggregate principal amount of 12% senior secured notes due September 15, 2015 (the “12% Senior Secured Notes”) at an issue price of 97.944% of their par value. Interest on the notes accrues at the rate of 12% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year through maturity, commencing on March 15, 2010. The transaction was intended to simplify the Company’s capital structure and to improve the Company’s liquidity and financial flexibility by effectively extending the May 2012 maturity of the Company’s Term Loan Agreement, reducing contractual restrictions on intercompany transactions between the Company’s GC Impsat and ROW Segments, and increasing the Company’s consolidated cash balance.

The 12% Senior Secured Notes are guaranteed by the vast majority of the Company’s direct and indirect subsidiaries other than the subsidiaries comprising the GCUK Segment and certain other subsidiaries as described in the notes indenture (see Note 24, “Guarantees of Parent Company Debt”). The obligations of GCL and the guarantors in respect of the notes are senior obligations which rank equal in right of payment with all of their existing and future senior indebtedness. In addition, the 12% Senior Secured Notes are secured by first-priority liens, subject to certain exceptions, on GCL’s and certain of the guarantor’s existing and future assets. These assets generally include the “Specified Tangible Assets” (defined in the notes indenture as cash and cash equivalents, accounts receivable from third parties and property, plant and equipment (other than property, plant and equipment under capital leases and leasehold improvements)) of GCL and the “Grantor Guarantors” organized in “Approved Jurisdictions” (as such terms are defined in the notes indenture). The book value of such “Specified Tangible Assets” as of December 31, 2010 was $1,103, which exceeds the $1,000 threshold required to make restricted payments pursuant to certain of the exceptions to the covenants in the notes indenture.

The indenture governing the notes contains covenants that, among other things, limit the Company’s ability and the ability of the Company’s subsidiaries (other than those comprising the GCUK Segment) to: (1) incur or guarantee additional indebtedness or issue disqualified stock or preferred stock; (2) pay dividends or make other distributions; (3) make certain investments (including investments in the GCUK Segment); (4) enter into arrangements that restrict dividends or other payments to the Company from the Company’s restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; (8) merge or consolidate with other companies or sell substantially all of the Company’s assets; and (9) designate subsidiaries as restricted. These covenants are subject to a number of important limitations and exceptions.

The Company used proceeds from the issuance of the 12% Senior Secured Notes to: (i) repay the Term Loan Agreement in full, together with a 1% prepayment penalty and unpaid interest to but not including the date of repayment (total cost of $348); (ii) purchase all of the GC Impsat Notes validly tendered in a tender offer for such notes, including a consent fee of 5% of the principal amount of those notes tendered by the early withdrawal date (total cost of $237); and (iii) pay the estimated initial purchaser discounts, professional fees and other transactions fees and expenses in connection with the offering. After these costs, the remaining $125 was used for general corporate purposes.

Included in other income (expense), net in the Company’s consolidated statement of operations for 2009 is a charge of approximately $29 recorded in connection with the early extinguishment of the GC Impsat Notes and Term Loan Agreement.

At any time prior to September 15, 2012, the Company may on any one or more occasions redeem up to 35% of the aggregate original principal amount of the 12% Senior Secured Notes at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings by GCL. The Company may also redeem any of the 12% Senior Secured Notes at any time prior to September 15, 2012 at a price equal to 100% of the principal amount, plus a make-whole premium and accrued interest, if any. In addition, on or after September 15, 2012, 2013 and 2014, the Company may redeem all or a part of the 12% Senior Secured Notes at the redemption prices of 106%, 103% or 100% of par, respectively.

On August 2, 2010, the Company completed an offer to exchange the notes issued on September 22, 2009 for an identical series of notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) with the SEC. All $750 aggregate outstanding principal amount of notes participated in the exchange offer which satisfied the obligation incurred by the Company under a registration rights agreement that the Company entered into in connection with the original issuance of the notes.

GCUK Senior Secured Notes

On December 23, 2004, Global Crossing (UK) Finance PLC (“GCUK Finance”), a wholly owned financing subsidiary of the Company’s Global Crossing (UK) Telecommunications Limited subsidiary (together with its subsidiaries, “GCUK”) issued $200 in aggregate principal amount of 10.75% U.S. Dollar denominated senior secured notes and 105 pounds sterling aggregate principal amount of 11.75% pounds sterling denominated senior secured notes (collectively, the “GCUK Notes”). The U.S. Dollar and pound sterling denominated notes were issued at a discount of approximately $3 and 2 pounds sterling, respectively, which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $398. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is payable in cash semi-annually on June 15 and December 15.

On December 28, 2006, GCUK Finance issued an additional 52 pounds sterling aggregate principal amount of pound sterling denominated GCUK Notes. The additional notes were issued at a premium of approximately 5 pounds sterling, which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $111.

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance, but certain material assets of GCUK do not serve as collateral for the GCUK Notes.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the U.S. Dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. GCUK Finance may also redeem either series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

As required by the indenture governing the GCUK Notes, within 120 days after the end of each twelve month period ending December 31, GCUK must offer (the “Excess Cash Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, using 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. With respect to the 2009 Excess Cash Offer, the Company made an offer for $18 and purchased less than $1 in principal amount of the GCUK Notes, exclusive of accrued but unpaid interest.

With respect to the 2010 Excess Cash Offer, the Company anticipates making an offer of approximately $17, exclusive of accrued but unpaid interest. Any such offer is required to be made within 120 days of year-end, and the associated purchases are required to be completed within 150 days after year-end.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under the indenture governing the GCUK Notes. Under the indenture such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test; (ii) may generally be made only within ten business days of consummation of each Excess Cash Offer; and (iii) would generally be limited to 50% of GCUK’s Designated GCUK Cash Flow plus the portion, if any, of the applicable Excess Cash Offer that the holders of the notes decline to accept. In addition, so long as GCUK is not then in default under the indenture, GCUK may make up to 10 pounds sterling (approximately $15 at the exchange rate at December 31, 2010) in the aggregate in restricted payments in excess of 50% of Designated GCUK Cash Flow for a given period; provided that any such excess payments shall reduce the amount of restricted payments permitted to be paid out of future Designated GCUK Excess Cash Flow. The terms of any inter-company loan by GCUK to the Company or the Company’s other subsidiaries are required by the GCUK Notes indenture to be at arm’s length and must be agreed to by the board of directors of GCUK, including its independent members. In the exercise of their fiduciary duties, GCUK’s directors will require GCUK to maintain a minimum cash balance in an amount they deem prudent.

In order to better manage the Company’s foreign currency risk, the Company entered into a five-year cross- currency interest rate swap transaction with an affiliate of Goldman Sachs & Co. to minimize exposure of any U.S. Dollar/pound sterling currency fluctuations related to interest payments on the $200 U.S. Dollar denominated GCUK Notes. The swap transaction converted the U.S. Dollar currency rate on interest payments to a specified pound sterling amount. In addition, the hedge counterparty was granted a security interest in the collateral securing the GCUK Notes ranking equally with the security interest holders of the GCUK Notes. The hedging arrangements were subject to early termination upon events of default under the indenture governing the GCUK Notes.

For accounting purposes, the cross-currency interest rate swap was classified as a cash flow hedge. The Company measured the effectiveness of this derivative instrument on a cumulative basis, comparing changes in the cross-currency interest rate swaps cash flows since inception with changes in the hedged item’s cash flows (the interest payment on the $200 U.S. Dollar-denominated GCUK Notes). The cross-currency interest rate swap expired in 2009.

5% Convertible Notes

On May 30, 2006, the Company completed a public offering of $144 aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) for total gross proceeds of $144. The 5% Convertible Notes ranked equal in right of payment with any other senior indebtedness of Global Crossing Limited, except to the extent of the value of any collateral securing such indebtedness. The notes were priced at par value, would have matured on May 15, 2011, and accrued interest at 5% per annum, payable semi-annually on May 15 and November 15 of each year. The 5% Convertible Notes could have been converted at any time prior to maturity at the option of the holder into shares of the Company’s common stock at a conversion price of approximately $22.98 per share. At any time prior to maturity, the Company could have unilaterally and irrevocably elected to settle the Company’s conversion obligation in cash and, if applicable, shares of the Company’s common stock, calculated as set forth in the indenture governing the 5% Convertible Notes. The Company could have been required to repurchase, for cash, all or a portion of the notes upon the occurrence of a fundamental change (i.e., a change in control or a delisting of the Company’s common stock) at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, or, in certain cases, to convert the notes at an increased conversion rate based on the price paid per share of the Company’s common stock in a transaction constituting a fundamental change.

Concurrent with the closing of the 5% Convertible Notes offering the Company purchased a portfolio of U.S. treasury securities with total face value of $21 for $20, and pledged these securities to collateralize the first six interest payments due on the 5% Convertible Notes.

During 2010, we used the proceeds from the issuance of the 9% Senior Notes to redeem the 5% Convertible Notes at an optional redemption price equal to 101% of their principal amount. See “9% Senior Notes” above.

In May 2008, the FASB revised the guidance for debt in ASC Topic 470 with respect to debt with conversion and other options to clarify the accounting for convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) and to specify that issuers of convertible instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. These amendments to ASC Topic 470 were required to be applied on a retrospective basis for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The 5% Convertible Notes were within the scope of these amendments to ASC Topic 470.

Upon adoption of these amendments to ASC Topic 470 on January 1, 2009, the Company reclassified $38 of the carrying value of the 5% Convertible Notes to additional paid-in capital. In addition, the cumulative effect of this adoption resulted in an increase to the Company’s accumulated deficit of $17 related to prior period amortization of the debt discount and associated deferred financing fees.

As of December 31, 2009 the principal amount of the liability component, its unamortized discount and its net carrying value were $144, $14 and $130. As of December 31, 2009, the carrying amount of the equity component was $38. At December 31, 2009, if the 5% Convertible Notes were converted into shares of the Company’s common stock at a conversion price of $22.98 per share, approximately 6.3 million shares of our common stock would have been issued.

For each of the years ended December 31, 2010, 2009 and 2008, the effective interest rate for the 5% Convertible Notes was 12.75%. For the years ended December 31, 2010, 2009 and 2008, interest expense for the 5% Convertible Notes related to the coupon and the amortization of the debt discount was $16 ($16 after-tax), $15 ($15 after-tax) and $15 ($15 after-tax), respectively.

Other Financing Activities

During 2010, the Company entered into various debt agreements to finance various equipment purchases and software licenses. The total debt obligation resulting from these agreements was $15. These agreements have terms that range from 6 to 48 months with a weighted average effective interest rate of 10%. In addition, the Company entered into various capital leasing arrangements that aggregated $41. These agreements have terms that range from 12 to 48 months with a weighted average effective interest rate of 11.1%.

11. OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases. At December 31, 2010, future minimum payments under these capital leases are as follows and are included in obligations under capital leases in the accompanying consolidated balance sheet:

Year Ending December 31,
2011	$61
2012	37
2013	16
2014	7
2015	5
Thereafter	32

Total minimum lease payments	158
Less: amount representing interest	(35)

Present value of minimum lease payments	123
Less: current portion	(51)

Long term obligations under capital leases	$72

As of December 31, 2010, none of the Company’s obligations under capital leases were obligations of the GCL parent company. As of December 31, 2010, GCL has guaranteed $40 of the capital lease obligations of certain of its subsidiaries.

12. SHAREHOLDERS’ DEFICIT

Preferred Stock

On the Effective Date, GCL issued 18,000,000 shares of 2% cumulative senior convertible preferred stock to a subsidiary of ST Telemedia (the “GCL Preferred Stock”). The GCL Preferred Stock accumulates dividends at the rate of 2% per annum. Those dividends will not be payable in cash until after GCL and its subsidiaries achieve cumulative operating earnings before interest, taxes, depreciation and amortization (but excluding the contribution of (i) sales-type lease revenue (ii) revenue recognized from the amortization of indefeasible rights of use not recognized as sales-type leases and (iii) any revenue recognized from extraordinary transactions or from the disposition of assets by the Company or any subsidiary other than in the ordinary course of business) of $650 or more as demonstrated in the audited consolidated financial statements. The GCL Preferred Stock has a par value of $.10 per share and a liquidation preference of $10 per share (for an aggregate liquidation preference of $180). The GCL Preferred Stock ranks senior to all other capital stock of GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of GCL will be shared pro rata by the holders of Common Stock and Preferred Stock on an as-converted basis. Each share of GCL Preferred Stock is convertible into one share of GCL Common Stock at the option of the holder.

The preferred stock votes on an as-converted basis with the GCL common stock, but has class voting rights with respect to any amendments to the terms of the GCL Preferred Stock. As long as ST Telemedia beneficially owns at least 15% or more of GCL Common Stock on a non-diluted and as-converted basis, excluding up to 3,478,261 shares of GCL common stock reserved or issued under the new management stock incentive plan (“Stock Incentive Plan”) adopted by GCL on the Effective Date, its approval will be required for certain major corporate actions of the Company and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions.

At December 31, 2010 and 2009, accrued dividends were $26 and $22, respectively, and are included in “other current liabilities” and “other deferred liabilities”, respectively, in the accompanying consolidated balance sheets. Payment of the preferred dividend is predicated on the Company achieving a certain earnings-related objective as demonstrated by audited financial statements, which objective the Company achieved during 2010. After the initial payment on or after April 15, 2011 of accrued dividends accumulated since the preferred stock was issued in December 2003 through March 31, 2011, subsequent quarterly preferred stock dividends in the amount of $0.9 are expected to be payable on the fifteenth day of each July, October, January and April.

Common Stock

GCL is authorized to issue up to 110,000,000 shares of common stock. 18,000,000 shares of common stock are reserved for the conversion of the GCL Preferred Stock, while an additional 19,378,261 shares of common stock are reserved for issuance under GCL’s 2003 Stock Incentive Plan at December 31, 2010.

Each share of GCL common stock has a par value of $.01 and entitles the holder thereof to one vote on all matters to be approved by stockholders. The amended and restated by-laws of GCL contain certain special protections for minority shareholders, including certain obligations of ST Telemedia, or other third parties, to offer to purchase shares of GCL Common Stock under certain circumstances.

13. INCOME TAX

The benefit (provision) for income taxes is comprised of the following:

	Year Ended December 31,
	2010	2009	2008
Current	$(18)	$(21)	$(14)
Deferred	23	20	(35)

Total income tax provision	$5	$(1)	$(49)

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. Bermuda does not impose a statutory income tax and consequently the provision for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions that impose income taxes.

The current tax provision includes income, asset and withholding taxes for the years ended December 31, 2010, 2009 and 2008 of $18, $21, and $14, respectively. The deferred tax benefits for the years ended December 31, 2010 and 2009 of $(23) and $(20), respectively, resulted from a partial release of a valuation allowance on deferred tax assets. Fresh start accounting resulted in a net deferred tax provision of $30 in 2008 resulting from the utilization of pre-emergence net deferred tax assets that were offset by a full valuation allowance. The reversal of the valuation allowance that existed at the fresh start date was first recorded as a reduction of intangibles to zero and thereafter as an increase in additional paid-in-capital. The new accounting standard for business combinations also amended guidance for accounting for income taxes codified in ASC Topic 740 such that as of January 1, 2009 the reversal of pre-emergence valuation allowances are recorded as a reduction of tax expense.

The deferred income tax provision reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	December 31,
	2010		2009
	Assets	Liabilities	Assets	Liabilities
Property and equipment	$241	$—	$311	$—
Net operating loss (“NOL”) carry forwards	1,753	—	1,747	—
Accounts receivable basis difference	200	—	175	—
Deferred revenue	—	(30)	—	(22)
Other	79	—	103	—

	2,273	(30)	2,336	(22)
Valuation allowance	(2,200)	—	(2,294)	—

	$73	$(30)	$42	$(22)

The Company’s valuation allowance changed in the amount of $(94), nil and $(369) for the years ended December 31, 2010, 2009 and 2008, respectively. In evaluating the amount of valuation allowance required, the Company considers each subsidiary’s prior operating results, future plans and expectations and prudent and feasible tax planning strategies. The utilization period of the NOL carry forwards and the turnaround period of other temporary differences are also considered.

A substantial amount of the Company’s pre-emergence NOL’s and other deferred assets generated prior to the bankruptcy have been reduced as a result of the discharge and cancellation of various pre-petition liabilities. As of December 31, 2010 the Company has NOL carry forwards of $4,722, $1,165, $505 and $1 in Europe, North America, Latin America and Asia, respectively, with various expiration dates or unlimited expiration.

During 2008, the Company realized $5 of tax benefits as a result of the reversal of valuation allowances for deferred tax assets acquired as part of the Impsat acquisition. The recognition of the tax benefits for those items (by elimination of the valuation allowance) after the acquisition date resulted in a reduction of goodwill. This accounting treatment does not result in any change in liabilities to taxing authorities or in cash flows. The new accounting standard for business combinations also amended guidance for accounting for income taxes codified in ASC Topic 740, such that as of January 1, 2009 the reversal of pre-acquisition valuation allowances are recorded as a reduction of tax expense.

The total amount of the unrecognized tax benefits as of the date of December 31, 2010 and 2009 was $28 and $29, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$20
Additions for tax positions of prior years	15
Decrease for tax positions of prior years	(3)

Balance at December 31, 2008	$32
Additions for tax positions of prior years	1
Decrease for tax positions of prior years	(2)
Settlements	(2)

Balance at December 31, 2009	$29
Additions for tax positions of prior years	1
Decrease for tax positions of prior years	(2)

Balance at December 31, 2010	$28

Included in the balance of unrecognized tax benefits at December 31, 2010 and 2009, are $24 and $24, respectively of tax benefits that, if recognized, would affect the effective tax rate. The Company also recognizes interest accrued related to unrecognized tax benefits in interest expense, and penalties in income tax expense. For the years ended December 31, 2010 and 2009, the Company (released)/accrued $(2) and $3, respectively, of interest and penalties related to unrecognized tax benefits. The Company had approximately $19, $21 and $18 for the payment of interest and penalties accrued in other current liabilities and other deferred liabilities at December 31, 2010, 2009 and 2008, respectively. It is not expected that the amount of unrecognized tax benefits will change significantly in the next twelve months.

During 2007, the Company received notification from the Internal Revenue Service that its audit of the Company’s 2002, 2003 and 2004 tax years had resulted in the tax returns being accepted as filed, without change. Accordingly, the Company is no longer subject to U.S. federal income tax examination for periods prior to 2005. With respect to the United Kingdom, as of December 31, 2010, the Company is no longer subject to income tax inquiries by Her Majesty’s Revenue & Customs for the years up to and including 2007. The Company is also subject to taxation in various U.S. states and other non-U.S. jurisdictions.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems inappropriate. In management’s opinion, adequate provision for income taxes has been made for all years that are open to audit.

14. REORGANIZATION ITEMS

Pre-confirmation Contingencies

During the year ended December 31, 2008, the Company settled various third-party disputes and revised its estimated liability for other disputes related to periods prior to the emergence from chapter 11 proceedings. The Company has accounted for this in accordance with AICPA Practice Bulletin 11, which was nullified as of the effective date of the new standard for accounting for business combinations (See Note 2). The resulting net gain on the settlements and change in estimated liability of $10 is included within net gain on pre-confirmation contingencies in the consolidated statement of operations for the year ended December 31, 2008. The most significant portion of the gain is a result of settlements with certain tax authorities and changes in the estimated liability for other income and non-income tax contingencies.

15. LOSS PER COMMON SHARE

Basic loss per common share is computed as loss applicable to common shareholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends of $4 for each of the years ended December 31, 2010, 2009 and 2008.

Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had net losses for each of the years ended December 31, 2010, 2009 and 2008; diluted loss per common share is the same as basic loss per common share, as any potentially dilutive securities would reduce the loss per share.

Diluted loss per share for the years ended December 31, 2010, 2009 and 2008 does not include the effect of the following potential shares, as they are anti-dilutive:

Potential common shares excluded from the	Year Ended December 31,
calculation of diluted loss per share	2010	2009	2008
	(millions)
Convertible preferred stock	18	18	18
Employee stock awards	2	1	1

Total	20	19	19

Employee stock awards to purchase less than one million shares for $15.39 per share and approximately one million shares for $10.16 or $15.39 per share were not included in the above table for the years ended December 31, 2010 and December 31, 2009, respectively, as the exercise price was greater than the average market price per share.

The 5% Convertible Notes which were convertible into approximately 6.3 million shares at a conversion price of $22.98 per share were not included in the above table for each of the years ended December 31, 2009 and 2008 as the conversion price is greater than the average market price per share. The 5% Convertible Notes were retired in 2010 (see Note 10 for additional information related to the early retirement of the 5% Convertible Notes).

16. STOCK-BASED COMPENSATION AND ANNUAL BONUS

The Company recognized $20, $18, and $55, respectively, of non-cash stock related expenses for the year ended December 31, 2010, 2009 and 2008. These expenses are included in selling, general and administrative expenses and real estate, network and operations in the consolidated statements of operations. Stock-related expenses for each period relate to share-based awards granted under Global Crossing Limited 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) and reflect awards outstanding during such period, including awards granted both prior to and during such period. Under the 2003 Stock Incentive Plan, the Company is authorized to issue, in the aggregate, share-based awards of up to 19,378,261 common shares to employees, directors and consultants who are selected to participate. As of December 31, 2010, unrecognized compensation expense related to the unvested portion of all restricted stock units was approximately $15 and is expected to be recognized over the next 2.1 years.

Sales Equity Program

During 2008, the Company adopted the Global Crossing Sales Equity Program (“Sales Equity Program”) for the Company’s sales, sales support and sales engineering employees excluding those in Latin America, Canada and Asia. This program allowed management level employees to elect to receive 100% of their earned commissions in fully vested shares of common stock of GCL. Non-management employees could elect to receive 50% of their earned commissions in fully vested shares of common stock and the remaining 50% will be paid in cash. As an additional incentive for participating in the Sales Equity Program, the value of the portion paid in stock was increased by 5%, which was subsequently increased to 7.5% effective June 1, 2008. Included in the total 2008 non-cash stock related expenses was $10 related to this program. This program was cancelled in the fourth quarter of 2008.

Stock Options

Stock options are exercisable over a ten-year period, vest over a three-year period and have an exercise price of $10.16 or $15.39 per share. No stock options were granted during 2008, 2009 and 2010.

Information regarding options outstanding for the years ended December 31, 2010, 2009 and 2008 is summarized below:

	Number Outstanding	Weighted Average Exercise Price
Balance as of January 1, 2008	1,251,479	$12.00
Exercised	(123,071)	$10.96
Forfeited	(81,327)	$15.34

Balance as of December 31, 2008	1,047,081	$11.55
Exercised	(14,666)	$10.16
Forfeited	(54,334)	$11.86

Balance as of December 31, 2009	978,081	$11.51
Exercised	(50,000)	$10.44
Forfeited	(6,667)	$15.39

Balance as of December 31, 2010	921,414	$11.54

The following table summarizes information concerning outstanding and exercisable options for the year ended December 31, 2010:

		Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price per Share	Number Exercisable	Weighted- Average Exercise Price per Share
$10.16	677,605	2.9	$10.16	677,605	$10.16
$15.39	243,809	4.0	$15.39	243,809	$15.39

Total	921,414	3.2	$11.54	921,414	$11.54

The weighted average remaining contractual term was 3.2 years for stock options exercisable as of December 31, 2010. The total intrinsic value of options outstanding and exercisable was approximately $2 as of December 31, 2010. The total intrinsic value for stock options exercised was nil, nil and $1, during 2010, 2009 and 2008, respectively.

At December 31, 2010, there was no unrecognized compensation expense for stock options.

Restricted Stock Units

During the year ended December 31, 2010, the members of the Board of Directors and its Executive Committee were granted awards totaling 24,144 fully vested shares of common stock, representing both installments of the directors’ annual retainer fees that was payable in shares rather than cash. Also, during the year ended December 31, 2010, the members of the Board of Directors and its Executive Committee were granted awards totaling 86,748 restricted shares of common stock with a one year cliff vesting on July 8, 2011. These awards were made in accordance with the Company’s annual long-term incentive program for Board of Directors and Executive Committee members.

During the year ended 2010, in conjunction with the Company’s annual long-term incentive program for 2010, the Company awarded to certain employees 577,389 restricted stock units which vest on February 1, 2013.

During the year ended December 31, 2009, the members of the Board of Directors and its Executive Committee were granted awards totaling 21,261 fully vested shares of common stock, representing the first installment of the directors’ annual retainer fees that was payable in shares rather than cash. The second installment of the directors’ annual retainer fees were paid in cash and was expected to be paid in cash going forward. Also, during the year ended December 31, 2009, the members of the Board of Directors and its Executive Committee were granted awards totaling 28,140 restricted shares of common stock with a one year cliff vesting on June 4, 2010. These awards were made in accordance with the Company’s annual long-term incentive program for Board of Directors and Executive Committee members.

During the year ended 2009, in conjunction with the Company’s annual long-term incentive program for 2009, the Company awarded to certain employees 1,093,285 restricted stock units which vest on March 12, 2012.

During the year ended December 31, 2008, the members of the Board of Directors and its Executive Committee were granted awards totaling 17,686 fully vested shares of common stock, representing both installments of the directors’ annual retainer fees that was payable in shares rather than cash. Also, during the year ended December 31, 2008, the members of the Board of Directors and its Executive Committee were granted awards totaling 50,112 restricted shares of common stock, of which, all vested on June 24, 2009. These awards were made in accordance with the Company’s annual long-term incentive program for Board of Directors and Executive Committee members.

During the year ended 2008, in conjunction with the Company’s annual long-term incentive program for 2008, the Company awarded to certain employees 568,500 restricted stock units which vest on March 4, 2011. In addition, during 2008 several employees were granted small awards of unrestricted shares of common stock and restricted stock units which vested in 2009.

The following table summarizes restricted stock units granted, forfeited and canceled for the years ended December 31, 2010, 2009 and 2008:

	Number of Restricted Stock Units	Weighted- Average Issue Price
Balance as of January 1, 2008	1,372,856
Granted	674,566	$20.00
Vested	(485,709)
Vested RSUs withheld for tax purposes	(148,976)
Forfeited	(193,596)

Balance as of December 31, 2008	1,219,141
Granted	1,167,686	$7.15
Vested	(345,623)
Vested RSUs withheld for tax purposes	(78,222)
Forfeited	(149,265)

Balance as of December 31, 2009	1,813,717
Granted	688,281	$13.68
Vested	(227,892)
Vested RSUs withheld for tax purposes	(50,804)
Forfeited	(52,300)

Balance as of December 31, 2010	2,171,002

Performance Share Grants

In connection with the Company’s annual long-term incentive program for 2010, the Company awarded to certain employees 577,389 performance share opportunities which vest on December 31, 2012, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile.

In connection with the Company’s annual long-term incentive program for 2009, the Company awarded to certain employees 1,093,285 performance share opportunities which vest on December 31, 2011, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile.

In connection with the Company’s annual long-term incentive program for 2008, the Company awarded to certain employees 936,500 performance share opportunities which vest on December 31, 2010 and must be paid out by March 15, 2011, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile. The Company paid out 235,800 performance shares under this plan on January 20, 2011 of which 71,523 were withheld in connection with the payment of related withholding taxes for executive officers and certain other employees restricted from selling their shares of Company stock due to legal and policy restrictions applicable to corporate insiders.

Annual Bonus Program

During 2010, the Board of Directors of the Company adopted the 2010 Annual Bonus Program (the “2010 Bonus Program”). The 2010 Bonus Program was an annual bonus applicable to substantially all non-sales employees of the Company, which was intended to retain such employees and to motivate them to achieve the Company’s financial and business goals. Each participant is provided a target award under the 2010 Bonus Program expressed as a percentage of base salary. Actual awards under the 2010 Bonus Program were to be paid in the sole discretion of the Compensation Committee of the Board of Directors based upon such factors as the Committee deems relevant, including the extent to which the Company achieved specified targets for earnings and cash flow. The amount is expected to be paid out in cash. As of December 31, 2010, $19 had been accrued in other current liabilities for this bonus plan, including employer liability for payroll taxes and charges.

During 2009, the Board of Directors of the Company adopted the 2009 Annual Bonus Program (the “2009 Bonus Program”). The 2009 Bonus Program was an annual bonus applicable to substantially all non-sales employees of the Company, which was intended to retain such employees and to motivate them to achieve the Company’s financial and business goals. Each participant was provided a target award under the 2009 Bonus Program expressed as a percentage of base salary. Actual awards under the 2009 Bonus Program were to be paid in the sole discretion of the Compensation Committee of the Board of Directors based upon such factors as the Committee deemed relevant, including the extent to which the Company achieved specified targets for earnings and cash flow. As of December 31, 2009, $16 had been accrued in other current liabilities for this bonus plan, including employer liability for payroll taxes and charges, and $16 in cash was paid out in 2010.

During 2008, the Board of Directors of the Company adopted the 2008 Annual Bonus Program (the “2008 Bonus Program”). The 2008 Bonus Program was an annual bonus applicable to substantially all non-sales employees of the Company intended to retain such employees and to motivate them to achieve the Company’s financial and business goals. Each participant was provided a target award under the 2008 Bonus Program expressed as a percentage of base salary. Actual awards under the 2008 Bonus Program were to be paid only if the Company achieved specified thresholds for earnings, net change in unrestricted cash and cash equivalents and/or customer satisfaction. The payout for each performance opportunity was calculated independently. Effective February 12, 2009, the Compensation Committee and Board of Directors certified the financial results and approved the payout which was made primarily in restricted stock units vesting no later than April 8, 2009. The amount of the shares to be paid was set using a 30-day average of the Company’s Common Stock. As of December 31, 2008, $31 had been accrued for this bonus plan, including employer liability for payroll taxes and charges which was included in other current liabilities and other deferred liabilities. Under the 2008 annual bonus program, 4,728,664 common shares vested in March and April 2009 of which 1,636,520 were withheld in connection with the payment of related withholding taxes for all employees with a tax liability.

17. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not individually significant and therefore have been summarized in aggregate below.

The Global Crossing Limited Employees’ Retirement Savings Plan (the “401(k) Plan”) qualifies under Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of his or her annual earnings not to exceed certain limits. Effective January 1, 2011, the Company reinstated matching employee contributions to this plan which previously had been suspended in March 2009. The Company plan will provide 100% matching contributions up to the first 1% of eligible compensation and 50% matching contributions up to the next 5% of eligible compensation. The Company’s contributions to the 401(k) Plan vest immediately. Expenses recorded by the Company relating to the 401(k) Plan for the years ended December 31, 2010, 2009 and 2008 were approximately nil, $1 and $5, respectively.

Up until October 31, 2010, the Company maintained a defined contribution plan for the employees of GCUK. Each eligible employee contributed on a tax-deferred basis up to 4% of his or her annual basic salary with the Company contributing up to 8% of salary. As of this date, this defined contribution section of the Global Crossing Pension Scheme closed. On November 1, 2010, a new Group Personal Pension arrangement was established. There is a minimum employee contribution of 4% of basic salary with the Company matching the employee contribution up to a maximum of 6% of basic salary. Expenses recorded by the Company relating to these plans were approximately $3, $3 and $3 for the years ended December 31, 2010, 2009 and 2008, respectively.

Other defined contribution plans sponsored by the Company are individually not significant. On an aggregate basis the expenses recorded by the Company relating to these plans were approximately $2, $3 and $3, for the years ended December 31, 2010, 2009 and 2008, respectively.

Defined Benefit Plans

The Company sponsors both contributory and non-contributory employee pension plans available to eligible employees of Global Crossing North America, Inc. and GCUK. The plans provide defined benefits based on years of service and final average salary.

Global Crossing North America, Inc.’s pension plan was frozen on December 31, 1996. As of that date, all existing plan participants became 100% vested and all employees hired thereafter are not eligible to participate in the plan.

GCUK has two separate pension plans: the Global Crossing Pension Scheme (“GCUK Pension Plan”) and the Global Crossing Shared Cost Section of the Railways Pension Scheme (“GCUK Railway Pension Plan”). Both pension plans were closed to new employees on December 31, 1999. The GCUK Railway Pension Plan is a pension plan that splits the costs 60%/40% between the Company and the employees, respectively.

Effective November 1, 2010, the GCUK Pension Plan was amended with the result that the participant’s life assurance benefits are now administered outside of the plan. This amendment has had the effect of reducing the projected benefit obligation by $6 at December 31, 2010.

The Company uses a December 31 measurement date for all pension plans.

Changes in the projected benefit obligation for all pension plans sponsored by the Company are as follows:

	Pension Plans
	December 31,
	2010	2009
Projected benefit obligation at beginning of period	$89	$79
Service cost	1	1
Interest cost	5	5
Amendments	(6)	—
Actuarial gain	—	(1)
Benefits paid	(3)	(3)
Foreign exchange	(3)	8

Projected benefit obligation at end of period	$83	$89

Changes in the fair value of assets for all pension plans sponsored by the Company are as follows:

	Pension Plans
	December 31,
	2010	2009
Fair value of plan assets at beginning of period	$77	$62
Actual return on plan assets	8	10
Employer contribution	4	2
Benefits paid	(3)	(3)
Foreign exchange	(3)	6

Fair value of plan assets at end of period	$83	$77

The funded status for all pension plans sponsored by the Company are as follows:

	Pension Plans
	December 31,
	2010	2009
Funded status	$—	$(12)
Funded status attributable to employees	3	4

Accrued benefit cost, net	$3	$(8)

The GCUK Railway Pension Plan projected benefit obligation exceeded the fair value of plan assets at December 31, 2010 and 2009. The projected benefit obligation and fair value of plan assets for this plan was $58 and $51, respectively at December 31, 2010 and $60 and $49, respectively at December 31, 2009.

The GCUK Pension Plan projected benefit obligation exceeded the fair value of plan assets at December 31, 2009. The projected benefit obligation and fair value of plan assets for this plan was $15 and $11, respectively.

Details of the effect on operations of the Company’s pension plans are as follows:

	Pension Plans
	Year Ended December 31,
	2010	2009	2008
Service cost	$1	$1	$2
Interest cost on projected benefit obligation	4	4	4
Expected return on plan assets	(4)	(3)	(5)
Amortization of net loss	—	1	—

Net cost	$1	$3	$1

Actuarial assumptions used to determine benefit obligations for the Company’s pension plans are as follows:

	December 31,
	2010	2009
Discount rate	5.50%-5.60%	5.90%-6.10%
Rate of compensation increase	4.45%	4.45%

Actuarial assumptions used to determine net periodic costs for the Company’s pension plans are as follows:

	Year Ended December 31,
	2010	2009	2008
Discount rate	5.90%-6.10%	5.90%	5.60%-6.25%
Expected long-term return on plan assets	5.30%-8.04%	5.30%-8.16%	4.50%-8.50%
Rate of compensation increase	4.45%	3.75%	4.00%

In order to project the expected long-term return on plan assets, the Company reviews long-term historical returns and expected risk, return and correlation for each major asset class.

Investment strategies for the two significant pension plans are as follows:

The GCUK Railway Pension Plan, which represents approximately 62% of the Company’s total plan assets as at December 31, 2010 invests in a range of pooled funds covering different asset classes, includes equities and fixed interest securities, bonds, property, infrastructure, commodities, and cash. These funds adopt the principles which involve setting limits to the amount of investment risk each pooled fund is prepared to take compared to the set benchmark. The equity pooled fund which represents the majority of the assets comprises a substantial portion of assets managed on an index tracking basis. The target allocation is 55% in equity securities, 25% in debt securities, 10% in real estate and 10% in other; at December 31, 2010 the actual allocation was 58% in equities securities, 14% in debt securities, 16% in real estate and 12% in other.

The Global Crossing North America, Inc. pension plan, which represents approximately 22% of the Company’s total plan assets at December 31, 2010, invests in a variety of funds to provide wide diversification of asset classes and achieve a superior long term investment return compared with fixed income securities. The fund invests in a variety of mutual funds that track U.S. and/or international indexes as well corporate and government bonds. The target allocation is 65% in equities and 35% in debt securities; at December 31, 2010 the actual allocation was 65% in equities and 35% in debt securities.

Items Measured at Fair Value

The Company classifies and discloses pension plan assets in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data. Unquoted securities are measured at their estimated fair value based on advice from investment managers; pooled investment vehicles are stated at bid price for funds with bid/offer spreads, or single price where there are no bid/offer spreads; and commercial properties are included at open market value as at the year-end date which have been valued by qualified independent surveyors.

The following tables summarize the fair values, and levels within the fair value hierarchy in which the fair value measurements fall for pension plan asset classes at December 31, 2010 and 2009:

	Fair Value Measurements at December 31, 2010
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S. large-cap (1)	$8	$—	$8	$—
U.S. small-cap	1	—	1	—
Non-U.S. large-cap (2)	6	—	6	—

Total equity securities	15	—	15	—

Fixed income securities:
U.S. Other Fixed Income (3)	6	—	6	—
Non-U.S. Treasuries/Government Bonds (4)	9	6	3	—
Non-U.S. Corporate bonds	2	—	2	—

Total Fixed Income	17	6	11	—

Pooled funds:
Global equity (5)	24	—	24	—
Non government bond (6)	4	—	4	—
Government bond (7)	3	—	3	—
Cash plus (8)	5	—	—	5
Property (9)	5	—	—	5
Private equity (10)	6	—	—	6
Infrastructure (11)	3	—	—	3
Commodities	1	—	—	1

Total pooled funds	51	—	31	20

Total	$83	$6	$57	$20

(1)        This class includes investments that track unmanaged U.S. large-cap indexes.

(2)        This class includes investments that track unmanaged international indexes primarily in U.K., EU and Japan.

(3)        This class includes investments in U.S. intermediate-term bonds.

(4)        This class represents investments in U.K. government bonds.

(5)        This class comprises investments in approximately 51% quoted equities and fixed interest securities, 31% unquoted unitized insurance policies, partnerships and hedge funds, 15% cash deposits and cash instruments and 3% unquoted fixed interest securities.

(6)        This class includes investments in bonds and other investments with bond characteristics.

(7)        This class includes investments diversified in government bond markets worldwide.

(8)        This class comprises investments in approximately 80% unquoted unitized insurance policies, partnerships and hedge funds, 16% cash deposits and cash instruments and 4% quoted equities.

(9)        This class primarily includes investments in 84% U.K. commercial property either directly or indirectly and 16% cash deposits and cash instruments.

(10)      This class includes investments in 58% unquoted unitized insurance policies, partnerships and hedge funds and 42% Global equity pooled fund.

(11)      This class includes investments in 74% unquoted unitized insurance policies, partnerships and hedge funds, 24% quoted equities and 2% cash deposits and cash instruments.

	Fair Value Measurements at December 31, 2009
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities:
U.S. large-cap (1)	$8	$—	$8	$—
U.S. small-cap	1	—	1	—
Non-U.S. large-cap (2)	5	—	5	—

Total equity securities	14	—	14	—

Fixed income securities:
U.S. Other Fixed Income (3)	6	—	6	—
Non-U.S. Treasuries/Government Bonds (4)	7	5	2	—
Non-U.S. Corporate bonds	1	—	1	—

Total Fixed Income	14	5	9	—

Pooled funds:
Global equity (5)	19	—	19	—
Global bond (hedged) (6)	7	—	7	—
Cash plus (7)	5	—	—	5
Property (8)	5	—	—	5
Private equity (9)	8	—	—	8
Infrastructure (10)	4	—	—	4
Commodities	1	—	—	1

Total pooled funds	49	—	26	23

Total	$77	$5	$49	$23

(1)        This class includes investments that track unmanaged U.S. large-cap indexes.

(2)        This class includes investments that track unmanaged international indexes primarily in U.K., EU and Japan.

(3)        This class includes investments in U.S. intermediate-term bonds.

(4)        This class represents investments in U.K. government bonds.

(5)        This class comprises investments in approximately 48% quoted equities and fixed interest securities, 20% cash deposits and cash instruments, 20% unquoted unitized insurance policies, partnerships and hedge funds and 12% derivative contracts.

(6)        This class comprises investments in approximately 76% quoted fixed interest securities, 16% cash deposits and cash instruments and 8% derivative contracts.

(7)        This class comprises investments in approximately 80% unquoted unitized insurance policies, partnerships and hedge funds, 16% cash deposits and cash instruments and 4% quoted equities.

(8)        This class primarily includes investments in 84% U.K. commercial property either directly or indirectly and 16% cash deposits and cash instruments.

(9)        This class includes investments in 57% unquoted unitized insurance policies, partnerships and hedge funds and 43% Global equity pooled fund.

(10)      This class includes investments in 74% unquoted unitized insurance policies, partnerships and hedge funds, 24% quoted equities and 2% cash deposits and cash instruments.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Pooled Funds
	Cash plus	Property	Private equity	Infrastructure	Commodities	Total
Beginning balance at January 1, 2009	$5	$4	$8	$4	$—	$21
Actual return on plan assets:
Relating to assets still held at the reporting date	1	1	—	—	—	2
Purchases, sales, and settlements	(1)	—	—	—	1	—

Ending balance at December 31, 2009	$5	$5	$8	$4	$1	$23
Actual return on plan assets:
Relating to assets still held at the reporting date	—	—	1	(1)	—	—
Purchases, sales, and settlements	—	—	(3)	—	—	(3)

Ending balance at December 31, 2010	$5	$5	$6	$3	$1	$20

The total accumulated benefit obligation (“ABO”) for all pension plans sponsored by the Company was $75 and $76, at December 31, 2010 and 2009, respectively.

Information for pension plan with an accumulated benefit obligation in excess of plan assets

As of December 31, 2009, the ABO of the GCUK Railway Pension Plan exceeded the fair value of the GCUK Railway Plan’s assets by $4. The ABO and fair value of assets relating this plan were $53 and $49. None of the Company’s pension plans’ ABO exceeded the fair value of their respective pension plans assets at December 31, 2010.

	Pension Plans
	December 31,
	2010	2009
Projected benefit obligation	$—	$60
Accumulated benefit obligation	—	53
Fair value of plan assets	—	49

The Company expects to make total contributions of approximately $1 in 2011 in respect of all pension plans.

Benefit Payments

The following table summarizes expected benefit payments from the Company’s various pension plans through 2020. Actual benefits payments may differ from expected benefit payments.

Pension Plans
2011	$3
2012	3
2013	3
2014	4
2015	4
2016-2020	20

18. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued expenses and obligations under capital leases approximate their fair (see Note 2, “Basis of Presentation and Significant Accounting Policies” regarding the January 12, 2010 devaluation of the Venezuelan bolivar by the Venezuelan government). The fair values of the Company’s debt are based on market quotes and management estimates. Management believes the carrying value of other debt approximates fair value as of December 31, 2010 and 2009, respectively.

The fair values of our debt are as follows:

	December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
12% Senior Secured Notes	$737	$846	$735	$816
GCUK Senior Secured Notes	431	444	441	441
9% Senior Notes	150	150	—	—
5% Convertible Notes	—	—	130	139
Other debt	20	20	26	26

19. COMMITMENTS, CONTINGENCIES AND OTHER

Contingencies

Amounts accrued for contingent liabilities are included in other current liabilities and other deferred liabilities at December 31, 2010 and 2009. In accordance with the accounting for contingencies as governed by ASC Topic 450, the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Further, with respect to loss contingencies, where it is probable that a liability has been incurred and there is a range in the expected loss and no amount in the range is more likely than any other amount, the Company accrues at the low end of the range. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although the Company believes it has accrued for the following matters in accordance with ASC Topic 450, litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable developments in, or resolution or disposition of, one or more of these contingencies. The following is a description of the material legal proceedings and claims involving the Company commenced or pending during 2010. Estimates of reasonably possible losses may change from time to time and actual losses may be materially different from estimated amounts.

AT&T Corp. (SBC Communications) Claim

On November 17, 2004, AT&T’s local exchange carrier affiliates commenced an action against certain U.S. subsidiaries of GCL and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint and amended complaint alleged that the Company, through certain unnamed intermediaries characterized by Plaintiffs as “least cost routers,” terminated long distance traffic to avoid the payment of interstate and intrastate access charges. Plaintiffs alleged damages in the amount of approximately $20 for the time period from February 2002 through August 2004.

On January 5, 2011, the parties executed a Settlement and Release Agreement settling this and other claims between the parties on terms that are not material to the Company.

Claim by the U.S. Department of Commerce

A claim was filed against GCL and certain of its subsidiaries in the Company’s bankruptcy proceedings by the U.S. Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Ltd., a former subsidiary of the Company (“PCL”), violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration (“NOAA”). The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. In 2009, NOAA agreed with the Global Crossing Creditors’ Committee to accept an allowed unsecured claim of $2 in the Global Crossing bankruptcy. The claim was paid by the Creditors’ Committee in 2009 and the claim has been expunged.

Qwest Rights-of-Way Litigation

A large portion of the Company’s North American network comprises indefeasible rights of use purchased from Qwest Communications Corporation on a fiber-optic communication system constructed by Qwest within rights-of-way granted to certain railroads by various landowners. In May 2001, a purported class action was commenced on behalf of such landowners in the U.S. District Court for the Southern District of Illinois against Qwest and three of the Company’s subsidiaries, among other defendants. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by Qwest or any other entities. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The plaintiffs’ claims against the Company relating to periods of time prior to the Company’s January 28, 2002 bankruptcy filing were discharged in accordance with the Company’s Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network. However, the Company believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity, and Qwest has reaffirmed this indemnification obligation.

Multiple attempts have been made to settle the above class action lawsuit and many similar class action lawsuits that have been pending against Qwest in other courts regarding the rights of way issue. In 2002, a proposed settlement was submitted to the U.S. District Court for the Northern District of Illinois and was preliminarily approved by the District Court, but rejected by the Court of Appeals for the Seventh Circuit in 2004. During 2008, the parties to the various class actions reached preliminary agreement to settle all of the pending cases and the parties submitted to the U.S. District Court for Massachusetts a motion for class certification and for approval of the proposed settlement. The District Court granted preliminary approval of the settlement and a number of objections to the settlement were filed. In a memorandum and order dated September 10, 2009, the District Court concluded that it did not have subject matter jurisdiction over the claims, denied final approval of the settlement and dismissed the case in its entirety. A number of the plaintiff groups then requested the Court to modify its decision. In a revised memorandum and order dated December 9, 2009, the Court reiterated its holding that the Court lacked subject matter jurisdiction over the claims and dismissed the case. Although the Company is not currently a defendant in any pending class action lawsuits involving the Qwest network, if the plaintiffs in such lawsuits were to prevail, Qwest could be forced to breach its contractual obligations to provide the Company with the aforementioned indefeasible rights of use.

Peruvian Tax Audit

Beginning in 2005, one of the Company’s Peruvian subsidiaries received a number of assessments for tax, penalty and interest based upon a tax examination conducted during 2004 by the Peruvian tax authorities

(SUNAT) for calendar years 2001 and 2002. The SUNAT examiner took the position that the Company incorrectly documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. The total amount of the asserted claims, including potential interest and penalties, was $27, consisting of $3 for income tax withholding in connection with the import of services for calendar years 2001 and 2002, $7 in connection with value-added taxes (VAT) in connection with the import of services for calendar years 2001 and 2002, $16 in connection with the disallowance of VAT credits for periods beginning in 2005 and $1 for income tax in connection with foreign exchange deductions claimed during calendar year 2002. Due to accrued interest and foreign exchange effects, the total assessments have effectively increased to $69.

The Company challenged the tax assessments during 2005 by filing administrative claims before SUNAT. During August 2006 and June 2007 SUNAT rejected the Company’s administrative claims, thereby confirming the assessments. Appeals were filed in September 2006 and July 2007 in the Tax Court, which is the highest administrative authority. The Tax Court is currently reviewing the September 2006 appeal. At this time the Company cannot estimate the loss or range of loss that could reasonably be expected to result from this matter.

Employee Severance and Contractor Termination Disputes

A number of former employees and third-party contractors have asserted a variety of claims in litigation against subsidiaries within the GC Impsat Segment for separation pay, severance, commissions, pension benefits, unpaid vacation pay, breach of employment contracts, unpaid performance bonuses, property damages, moral damages and related statutory penalties, fines, costs and expenses (including accrued interest, attorneys fees and statutorily mandated inflation adjustments) as a result of their separation from the Company or termination of service relationships. The asserted claims aggregate approximately $50.

The Company has asserted defenses to these claims in the court proceedings denying liability and estimates that the range of loss that could reasonably be expected to result from these claims is between $9 and $17.

Brazilian Tax Claims

In November 2002 and in October 2004, the Brazilian tax authorities of the States of Parana and São Paulo, respectively, issued two tax infraction notices against Impsat’s Brazilian subsidiary for the collection of the Import Duty and the Tax on Manufactured Products, plus fines and interest that amount to approximately $10. The notices informed Impsat Brazil that the taxes were levied because a specific document (Declaração de Necessidade—“Statement of Necessity”) was not provided by Impsat Brazil at the time of importation, in breach of MERCOSUR rules. Objections were filed on behalf of Impsat Brazil arguing that the Argentine exporter (Corning Cable Systems Argentina S.A.) complied with the MERCOSUR rules. In the case of the São Paulo infraction notice, a favorable first instance decision was granted. However, due to the amount involved, the case was remitted to official compulsory review by the Federal Taxpayers Council. In the case of the Parana infraction notice, an unfavorable administrative decision was issued, and the Company will appeal such decision in court.

In December 2004, March 2009 and April 2009, the São Paulo tax authorities issued tax assessments against Impsat Brazil for the collection of Tax on Distribution of Goods and Services (“ICMS”) supposedly due on the lease of movable properties (in the case of the December 2004 and March 2009 assessments) and the sale of internet access services (in the case of the April 2009 assessment) by treating such activities as the provision of communications services, for which ICMS tax actually applies. Including penalties and interest, these assessments amount to approximately $36. Impsat Brazil filed objections to these assessments, arguing that the lease of assets and the provision of internet access are not communication services subject to ICMS. The objection to the December 2004 assessment was rejected in the State Administrative Court, and the Company will appeal such decision. The objections to the March and April 2009 assessments are still pending final administrative decisions.

The Company believes there are reasonable grounds to have all of the Brazilian tax assessments cancelled and estimates that the range of loss that could reasonably be expected to result from these assessments is between nil and $9.

Paraguayan Government Contract Claim

In 2005 and 2003, respectively, the National Telecommunications Commission of Paraguay (“CONATEL”) commenced separate administrative investigations against a joint venture (“JV 1”) between GC Impsat’s Argentine subsidiary and Electro Import S.A. and another joint venture (“JV 2”) between GC Impsat’s Argentine subsidiary and Loma Plata S.A. Both administrative investigations involve alleged breaches by the joint ventures of their obligations under government contracts relating to the installation and operation of public telephones and/or phone booths in Paraguay and under the regulatory licenses under which they operate. JV 1 and JV 2 have asserted various defenses in pending administrative proceedings relating to these matters. The Company estimates that $9 is the maximum loss that the Company could reasonably be expected to incur as a result of these matters.

Customer Bankruptcy Claim

During 2007 one of the Company’s U.S. subsidiaries commenced default and disconnect procedures against a customer for breach of a sales contract for termination of international and domestic wireless and wireline phone service based on the nature of the customer’s traffic, which rendered the contract highly unprofitable to the Company. After the process was begun, the customer filed for bankruptcy protection, thereby barring the Company from taking further disconnection actions against it. The Company commenced an adversary proceeding in the bankruptcy court, asserting a claim for damages for the customer’s alleged breaches of the contract and for a declaration that, as a result of these breaches, the customer was prohibited from assuming the contract in its reorganization proceedings.

The customer filed several counterclaims against the Company alleging various breaches of contract for attempting improperly to terminate service, for improperly blocking international traffic, for violations of the Communications Act of 1934 and for related tort-based claims. The Company notified the customer that the Company would be raising its rates for certain of the services and filed a motion with the bankruptcy court seeking additional adequate assurance for the rate change, or an order allowing the Company to terminate the customer’s service. The customer amended its counter claims to assert claims for breach of contract based upon the rate increase. On July 3, 2008, the Court issued an opinion holding that the agreement did not permit the Company to increase the rates in the manner it did and that the Company: (a) breached the sales contract in so doing; and (b) was therefore not entitled to additional adequate assurance or an order terminating service. The Court did, however, permit the Company to amend its complaint to plead a rescission claim (which was filed on July 14, 2008) and to assert other defenses.

The Court dismissed the customer’s bankruptcy case by order dated November 25, 2009, retained the adversary proceeding (including the customer’s counterclaim), which is still pending. On December 26, 2009, the Company terminated service to the customer. The Company amended its complaint to include allegations relating to the manipulation of traffic data, so called “ANI stripping,” and the customer filed an amended answer, affirmative defenses and counterclaims. The Court established January 15, 2011 as the cut-off date for all discovery, except for a few depositions that are being completed.

On January 14, 2011, the Company filed a motion for summary judgment asserting that the customer is not entitled to recover any damages (other than those based on rescission-type theories) because it is precluded by the limitation of liability provisions in the contract and applicable law. Briefing on this motion is continuing and a hearing is scheduled for March 17, 2011. The lower end of the customer’s most recent damage estimate is approximately $150, and it has alleged damages substantially in excess of that amount. While the final outcome of this matter is uncertain, the Company believes it has good defenses to limit substantially the amount of damages recoverable by the customer, including defenses based upon the limitation of liability provisions in the contract.

Brazilian Municipal Telecommunications Services Fees

In April and May 2010, the Company’s Brazilian subsidiaries received collection notifications from the municipality of Rio de Janeiro regarding fees in the amount of approximately $80 for the use of public space (including both air space and underground space) relating to ducts containing telecommunications cables. The Company is challenging the fees on multiple grounds, including the lack of objective criteria for the calculation of the fees, the existence of prior court injunctions barring collection of the fees and the unconstitutionality of the assessment. On August 26, 2010, a justice of the Brazilian Supreme Court ruled unconstitutional a decree of the municipality that purported to tax the use of public air space and subsoil for the installation and passage of equipment utilized to provide telecommunication services. An appeal has been filed requesting a review by the full Brazilian Supreme Court. Separately, the Company requested the municipality to suspend collection of the fees until final resolution of the asserted objections. This request was granted as to one of the Company’s Brazilian subsidiaries that had been assessed a fee of $70, and the Company expects the request to be granted as to the other Brazilian subsidiary that had been assessed the remaining $10 fee. Based on subsequent developments and analyses conducted after receipt of the collection notices, the Company does not at this time believe that this matter can reasonably be expected to result in a material loss.

Commitments

Cost of Access, Third Party Maintenance and Other Purchase Commitment Obligations

The Company has purchase commitments with third-party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2015. Some of these access vendor commitments require the Company to maintain minimum monthly and/or annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for maintenance services for certain portions of its network through 2026. Further, the Company has purchase commitments with other vendors.

The following table summarizes the Company’s purchase commitments at December 31, 2010:

	Total	Less than 1 year (2011)	1-3 years (2012-2013)	3-5 years (2014-2015)	More than 5 years
Cost of access services	$230	$119	$92	$19	$—
Third-party maintenance services	309	66	76	34	133
Purchase and other obligations	242	150	38	26	28

Total	$781	$335	$206	$79	$161

As of December 31, 2010, none of the Company’s total purchase commitments were commitments of the GCL parent company. From time to time in the ordinary course of business, GCL will provide commercial guarantees in favor of third parties in support of its subsidiaries’ purchase commitments and payment obligations.

Operating leases—The Company as Lessee and Lessor

The Company has commitments under various non-cancelable operating leases for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases. Additionally, the Company has various sublet arrangements with third parties. Estimated future minimum lease payments on operating leases and future minimum sublease receipts, excluding obligations and receipts, respectively, related to restructured properties (see Note 3), are approximately as follows:

	Future Minimum Lease Payments	Future Minimum Sublease Receipts
Year Ending December 31,
2011	$103	$4
2012	88	4
2013	83	3
2014	78	2
2015	71	2
Thereafter	360	6

Total	$783	$21

Rental expense related to office and equipment space, automobiles, equipment rentals and other leases for the years ended December 31, 2010, 2009 and 2008 was $133, $127 and $133, respectively. Sublease income for the years ended December 31, 2010, 2009 and 2008 was $5, $8 and $7, respectively.

20. RELATED PARTY TRANSACTIONS

Commercial and other relationships between the Company and ST Telemedia

During the years ended December 31, 2010, 2009 and 2008 the Company provided approximately $1, nil, and nil, respectively, of telecommunications services to subsidiaries and affiliates of the Company’s indirect majority shareholder and parent company, ST Telemedia. Also, during the years ended December 31, 2010, 2009 and 2008 the Company received approximately $7, $5, and $6 of co-location services from subsidiaries and affiliates of ST Telemedia. The Company purchased capital equipment of $1, $1 and nil from subsidiaries and affiliates of ST Telemedia during the years ended December 31, 2010, 2009, and 2008, respectively. Additionally, during the years ended December 31, 2010, 2009 and 2008, the Company accrued dividends of $4, $4 and $4, respectively, related to preferred stock held by affiliates of ST Telemedia.

As of December 31, 2010 and 2009, the Company had approximately $27 and $24, respectively, due to ST Telemedia and its subsidiaries and affiliates, and nil and nil due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates at December 31, 2010 and 2009 primarily relate to dividends accrued on the GCL Preferred Stock, and are included in “other current liabilities” at December 31, 2010 and in “other deferred liabilities” at December 31, 2009 in the accompanying consolidated balance sheets.

21. SEGMENT REPORTING

Operating segments are defined in ASC Topic 280 as components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision makers (“CODMs”) in deciding how to assess performance and allocate resources. The Company’s CODMs assess performance and allocate resources based on three separate operating segments which management operates and manages as strategic business units: (i) the GCUK Segment; (ii) the GC Impsat Segment; and (iii) the ROW Segment.

The GCUK Segment is a provider of managed network communications services providing a wide range of telecommunications services, including data, IP and voice services to government and other public sector organizations, major corporations and other communications companies in the U.K. The GC Impsat Segment is a provider of telecommunication services including IP, voice, data center and information technology services to corporate and government clients in Latin America. The ROW Segment represents all the operations of Global Crossing Limited and its subsidiaries excluding the GCUK and GC Impsat Segments and comprises operations primarily in North America, with smaller operations in Europe, Latin America, and a portion of the Asia/Pacific region. This segment also includes our subsea fiber optic network, serving many of the world’s largest corporations and many other telecommunications carriers with a full range of managed telecommunication services including data, IP and voice products. The services provided by all the Company’s segments support a migration path to a fully converged IP environment.

The CODMs measure and evaluate the Company’s reportable segments based on operating income (loss) before depreciation and amortization (“OIBDA”). OIBDA, as defined by the Company, is operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss), as calculated in accordance with U.S. GAAP and reflected in the Company’s consolidated financial statements, in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

OIBDA is an important part of the Company’s internal reporting and planning processes and a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions.

There are material limitations to using non-U.S. GAAP financial measures. The Company’s calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, preferred stock dividends, and gains and losses on pre-confirmation contingencies. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with U.S. GAAP.

The Company believes that OIBDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides the Company with an indication of the underlying performance of its everyday business operations. It excludes the effect of items associated with the Company’s capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with the Company’s everyday operations.

Segment Information

The following tables provide operating financial information for the Company’s three reportable segments and a reconciliation of segment results to consolidated results.

	Year Ended December 31,
	2010	2009	2008
Revenues from external customers
GCUK	$477	$470	$599
GC Impsat	560	495	475
ROW	1,572	1,571	1,525

Total consolidated	$2,609	$2,536	$2,599

Intersegment revenues
GC Impsat	$9	$9	$7
ROW	21	15	11

Total	$30	$24	$18

Total segment operating revenues
GCUK	$477	$470	$599
GC Impsat	569	504	482
ROW	1,593	1,586	1,536
Less: intersegment revenues	(30)	(24)	(18)

Total consolidated	$2,609	$2,536	$2,599

	Year Ended December 31,
	2010	2009	2008
OIBDA
GCUK	$100	$93	$134
GC Impsat	176	160	138
ROW	124	89	1

Total consolidated	$400	$342	$273

A reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders follows:

	Year Ended December 31, 2010
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
OIBDA	$100	$176	$124	$—	$400
Depreciation and amortization	(64)	(82)	(191)	—	(337)

Operating income (loss)	36	94	(67)	—	63
Interest income	7	2	20	(27)	2
Interest expense	(56)	(22)	(140)	27	(191)
Other expense, net	(9)	(26)	(16)	—	(51)
Benefit for income taxes	—	5	—	—	5
Preferred stock dividends	—	—	(4)	—	(4)

Income (loss) applicable to common shareholders	$(22)	$53	$(207)	$—	$(176)

	Year Ended December 31, 2009
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
OIBDA	$93	$160	$89	$—	$342
Depreciation and amortization	(66)	(87)	(187)	—	(340)

Operating income (loss)	27	73	(98)	—	2
Interest income	8	6	9	(16)	7
Interest expense	(53)	(33)	(90)	16	(160)
Other income (expense), net	18	—	(7)	—	11
Benefit (provision) for income taxes	(1)	2	(2)	—	(1)
Preferred stock dividends	—	—	(4)	—	(4)

Income (loss) applicable to common shareholders	$(1)	$48	$(192)	$—	$(145)

	Year Ended December 31, 2008
	GCUK	GC Impsat	ROW	Eliminations	Total Consolidated
OIBDA	$134	$138	$1	$—	$273
Depreciation and amortization	(84)	(81)	(161)	—	(326)

Operating income (loss)	50	57	(160)	—	(53)
Interest income	8	3	6	(7)	10
Interest expense	(65)	(35)	(83)	7	(176)
Other income (expense), net	(57)	(20)	51	—	(26)
Net gain on pre-confirmation contingencies	—	4	6	—	10
Provision for income taxes	(1)	(17)	(31)	—	(49)
Preferred stock dividends	—	—	(4)	—	(4)

Loss applicable to common shareholders	$(65)	$(8)	$(215)	$—	$(288)

	December 31,
	2010	2009	2008
Total Assets
GCUK	$564	$601	$656
GC Impsat	845	807	693
ROW	1,430	1,654	1,369

Total segments	2,839	3,062	2,718
Less: Intercompany loans and accounts receivable	(529)	(574)	(369)

Total consolidated assets	$2,310	$2,488	$2,349

	December 31,
	2010	2009	2008
Purchases of Property and Equipment
GCUK	$23	$19	$42
GC Impsat	60	68	56
ROW	84	87	94

Total consolidated capital expenditures	$167	$174	$192

	December 31,
	2010	2009
Unrestricted Cash
GCUK	$76	$60
GC Impsat	170	154
ROW	126	263

Total consolidated unrestricted cash	$372	$477

	December 31,
	2010	2009
Restricted Cash
ROW	$9	$16

Total consolidated restricted cash	$9	$16

Eliminations include intersegment eliminations and other reconciling items.

The Company accounts for intersegment sales of products and services and asset transfers at current market prices.

Geographic Information

Company information provided on geographic sales is based on the order location of the customer. Long- lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Year Ended December 31,
	2010	2009	2008
Revenue (1) :
United States	$1,337	$1,328	$1,305
United Kingdom	597	588	714
Other countries	675	620	580

Consolidated worldwide	$2,609	$2,536	$2,599

	Year ended December 31,
	2010	2009	2008
Revenue:
Data Services	$1,642	$1,547	$1,548
Voice Services	795	826	893
Collaboration Services	172	163	158

Consolidated worldwide	$2,609	$2,536	$2,599

	December 31,
	2010	2009
Long-lived assets (2) :
United States	$325	$347
United Kingdom	241	281
International waters	140	161
Other countries	473	491
Other	227	198

Consolidated worldwide	$1,406	$1,478

(1)	There were no individual customers for the years ended December 31, 2010, 2009 and 2008 that accounted for more than 10% of consolidated revenue.
(2)	Long-lived assets include property and equipment and intangible assets.

22. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2010	2009	2008
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING ACTIVITIES:
Fair value of assets acquired	$42	$—	$—
Less liabilities assumed	34	—	—

Net assets acquired	8	—	—
Less cash acquired	(1)	—	—

Business acquisition, net of cash acquired	$7	$—	$—

SUPPLEMENTAL INFORMATION ON NON-CASH FINANCING ACTIVITIES:
Capital lease and debt obligations incurred	$56	$59	$48

	Year Ended December 31,
	2010	2009	2008
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest and income taxes:
Cash paid for interest	$157	$117	$138

Cash paid for income taxes	$17	$16	$13

23. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present the unaudited quarterly results for the years ended December 31, 2010 and 2009.

	2010 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$648	$630	$648	$683
Cost of access	(305)	(276)	(289)	(289)
Real estate, network and operations	(99)	(103)	(101)	(105)
Third party maintenance	(27)	(26)	(25)	(26)
Cost of equipment and other sales	(24)	(26)	(25)	(32)

Total cost of revenue	(455)	(431)	(440)	(452)
Selling, general and administrative	(116)	(106)	(99)	(110)
Depreciation and amortization	(88)	(82)	(82)	(85)

Operating income (loss)	(11)	11	27	36

Net loss (1) (2)	(119)	(47)	(6)	—

Loss applicable to common shareholders	(120)	(48)	(7)	(1)

Loss per share:
Loss applicable to common shareholders per common share, basic and diluted	$(1.99)	$(0.79)	$(0.12)	$(0.02)

Shares used in computing basic and diluted loss per share	60,267,487	60,434,227	60,477,559	60,493,579

	2009 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$609	$633	$643	$651
Cost of access	(286)	(285)	(288)	(300)
Real estate, network and operations	(97)	(98)	(106)	(105)
Third party maintenance	(24)	(27)	(26)	(26)
Cost of equipment and other sales	(23)	(22)	(23)	(30)

Total cost of revenue	(430)	(432)	(443)	(461)
Selling, general and administrative	(104)	(108)	(109)	(107)
Depreciation and amortization	(79)	(82)	(89)	(90)

Operating income (loss)	(4)	11	2	(7)

Net income (loss) (3) (4)	(58)	27	(73)	(37)

Income (loss) applicable to common shareholders	(59)	26	(74)	(38)

Income (loss) per share:
Income (loss) applicable to common shareholders per common share, basic	$(1.04)	$0.43	$(1.23)	$(0.63)

Shares used in computing basic income (loss) per share	56,923,415	59,904,503	60,135,114	60,153,853

Income (loss) applicable to common shareholders per common share, diluted (5)	$(1.04)	$0.34	$(1.23)	$(0.63)

Shares used in computing diluted income (loss) per share	56,923,415	78,540,571	60,135,114	60,153,853

(1)	During the fourth quarter of 2010, the Company recorded a charge of $6 in other income (expense), net in connection with the early extinguishment of the 5% Convertible Notes.

(2)	During the fourth quarter of 2010, the Company recorded a $34 reduction in its valuation allowance against deferred tax assets which was recorded in provision for income taxes.
(3)	During the third quarter of 2009, the Company recorded a charge of $29 in other income (expense), net in connection with the early extinguishment of the GC Impsat Notes and Term Loan Agreement.
(4)	During the fourth quarter of 2009, the Company recorded a $20 reduction in its valuation allowance against Brazilian deferred tax assets which was recorded in provision for income taxes.
(5)	Preferred stock dividends included in the dilutive calculation were $1 for the three months ended June 30, 2009.

The sum of the quarterly net loss per share amounts may not equal the full-year amount since the computations of the weighted average number of shares outstanding for each quarter and the full year are made independently.

24. GUARANTEES OF PARENT COMPANY DEBT

On September 22, 2009, GCL issued $750 in aggregate principal amount of 12% Senior Secured Notes due September 15, 2015 (the “Original 12% Senior Secured Notes”). The Original 12% Senior Secured Notes were guaranteed by a majority of the Company’s direct and indirect subsidiaries (the “Guarantors”), and were not registered under the Securities Act. As required under a registration rights agreement, the Company registered an identical series of notes (the “12% Senior Secured Exchange Notes”) under the Securities Act with the SEC and offered to exchange those 12% Senior Secured Exchange Notes for the Original 12% Senior Secured Notes. All $750 aggregate outstanding principal amount of Original 12% Senior Secured Notes were exchanged for 12% Senior Secured Exchange Notes in the exchange offer. The 12% Senior Secured Exchange Notes are also guaranteed by the Guarantors. In connection with the registration of the 12% Senior Secured Exchange Notes and related guarantees, GCL is required to provide the financial information in respect of those notes set forth under Rule 3-10 of Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered” (“Rule 3-10”).

On November 16, 2010, GCL issued $150 in aggregate principal amount of the 9% Senior Notes due November 15, 2019 (the “Original 9% Senior Notes”). The Original 9% Senior Notes which are not registered under the Securities Act are guaranteed by the same group of direct and indirect subsidiaries of the Company that guarantee the 12% Senior Secured Exchange Notes. Pursuant to a registration rights agreement to which the Company is a party, the Company is required to register an identical series of notes (the “9% Senior Exchange Notes”) with the SEC and to offer to exchange those registered 9% Senior Exchange Notes for the Original 9% Senior Notes. The 9% Senior Exchange Notes will also be guaranteed by the Guarantors. In connection with the registration of the 9% Senior Exchange Notes and related guarantees, GCL will be required to provide the financial information in respect of those notes set forth under Rule 3-10.

The condensed consolidating financial information below in respect of the obligors on the 12% Senior Secured Exchange Notes has been prepared and presented pursuant to Rule 3-10. Although Rule 3-10 will not apply to the Original 9% Senior Notes until the exchange offer is completed, the below financial information is equally applicable to the obligors on the Original 9% Senior Notes since the obligors on the Original 9% Senior Notes and the 12% Senior Secured Exchange Notes are identical. The column labeled Parent Company represents GCL’s stand alone results and its investment in all of its subsidiaries accounted for using the equity method. The Guarantors and the non-Guarantor subsidiaries are presented in separate columns and represent all the applicable subsidiaries on a combined basis. Intercompany eliminations are shown in a separate column.

Condensed Consolidated Balance Sheet

	December 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$2	$261	$109	$—	$372
Restricted cash and cash equivalents—current portion	—	4	—	—	4
Accounts receivable, net of allowances	—	243	81	—	324
Accounts and loans receivable from affiliates	325	184	233	(742)	—
Prepaid costs and other current assets	—	51	41	(1)	91

Total current assets	327	743	464	(743)	791

Restricted cash and cash equivalents—long term	—	5	—	—	5
Property and equipment, net of accumulated depreciation	—	834	345	—	1,179
Intangible assets, net	—	178	49	—	227
Investments in subsidiaries	(494)	(180)	—	674	—
Loans receivable from affiliates	653	107	54	(814)	—
Other assets	29	55	24	—	108

Total assets	$515	$1,742	$936	$(883)	$2,310

LIABILITIES:
Current liabilities:
Accounts payable	$1	$205	$91	$—	$297
Accrued cost of access	—	66	12	—	78
Accounts and loans payable to affiliates	27	537	178	(742)	—
Short term debt and current portion of long term debt	—	9	18	—	27
Obligations under capital leases—current portion	—	36	15	—	51
Deferred revenue—current portion	—	123	61	—	184
Other current liabilities	68	176	132	—	376

Total current liabilities	96	1,152	507	(742)	1,013

Loans payable to affiliates	9	707	98	(814)	—
Long term debt	887	9	415	—	1,311
Obligations under capital leases	—	53	19	—	72
Deferred revenue	—	272	67	(1)	338
Other deferred liabilities	—	43	10	—	53

Total liabilities	992	2,236	1,116	(1,557)	2,787

SHAREHOLDERS’ DEFICIT:
Total shareholders’ deficit	(477)	(494)	(180)	674	(477)

Total liabilities and shareholders’ deficit	$515	$1,742	$936	$(883)	$2,310

Condensed Consolidated Balance Sheet

	December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$95	$293	$89	$—	$477
Restricted cash and cash equivalents—current portion	—	9	—	—	9
Accounts receivable, net of allowances	—	241	87	—	328
Accounts and loans receivable from affiliates	316	77	242	(635)	—
Prepaid costs and other current assets	1	54	46	—	101

Total current assets	412	674	464	(635)	915

Restricted cash and cash equivalents—long term	—	7	—	—	7
Property and equipment, net of accumulated depreciation	2	891	387	—	1,280
Intangible assets, net	—	145	53	—	198
Investments in subsidiaries	(511)	(190)	—	701	—
Loans receivable from affiliates	678	94	80	(852)	—
Other assets	27	45	16	—	88

Total assets	$608	$1,666	$1,000	$(786)	$2,488

LIABILITIES:
Current liabilities:
Accounts payable	$4	$211	$97	$—	$312
Accrued cost of access	—	74	13	—	87
Accounts and loans payable to affiliates	30	450	155	(635)	—
Short term debt and current portion of long term debt	—	3	34	—	37
Obligations under capital leases—current portion	—	36	13	—	49
Deferred revenue—current portion	—	113	61	—	174
Other current liabilities	39	197	148	—	384

Total current liabilities	73	1,084	521	(635)	1,043

Loans payable to affiliates	8	713	131	(852)	—
Long term debt	865	7	423	—	1,295
Obligations under capital leases	—	66	24	—	90
Deferred revenue	—	262	72	—	334
Other deferred liabilities	22	45	19	—	86

Total liabilities	968	2,177	1,190	(1,487)	2,848

SHAREHOLDERS’ DEFICIT:
Total shareholders’ deficit	(360)	(511)	(190)	701	(360)

Total liabilities and shareholders’ deficit	$608	$1,666	$1,000	$(786)	$2,488

Condensed Consolidated Statement of Operations

	Year Ended December 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,927	$682	$—	$2,609
Revenue—affiliates	—	35	67	(102)	—

Total revenue	—	1,962	749	(102)	2,609

Cost of revenue	(12)	(1,317)	(449)	—	(1,778)
Cost of revenue—affiliates	—	(67)	(35)	102	—

Total cost of revenue	(12)	(1,384)	(484)	102	(1,778)

Gross margin	(12)	578	265	—	831
Selling, general and administrative	(16)	(318)	(97)	—	(431)
Depreciation and amortization	(2)	(235)	(100)	—	(337)

Operating income (loss)	(30)	25	68	—	63
Other income (expense):
Interest income	—	1	1	—	2
Interest income—affiliates	—	6	7	(13)	—
Interest expense	(114)	(17)	(60)	—	(191)
Interest expense—affiliates	—	(7)	(6)	13	—
Other expense, net	(6)	(34)	(11)	—	(51)
Loss from equity investments in subsidiaries	(22)	(3)	—	25	—

Loss before benefit (provision) for income taxes	(172)	(29)	(1)	25	(177)
Benefit (provision) for income taxes	—	7	(2)	—	5

Net loss	(172)	(22)	(3)	25	(172)
Preferred stock dividends	(4)	—	—	—	(4)

Loss applicable to common shareholders	$(176)	$(22)	$(3)	$25	$(176)

Condensed Consolidated Statement of Operations

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,876	$660	$—	$2,536
Revenue—affiliates	—	28	46	(74)	—

Total revenue	—	1,904	706	(74)	2,536

Cost of revenue	(14)	(1,327)	(425)	—	(1,766)
Cost of revenue—affiliates	—	(46)	(28)	74	—

Total cost of revenue	(14)	(1,373)	(453)	74	(1,766)

Gross margin	(14)	531	253	—	770
Selling, general and administrative	(19)	(292)	(117)	—	(428)
Depreciation and amortization	(1)	(232)	(107)	—	(340)

Operating income (loss)	(34)	7	29	—	2
Other income (expense):
Interest income	—	6	1	—	7
Interest income—affiliates	—	4	7	(11)	—
Interest expense	(64)	(38)	(58)	—	(160)
Interest expense—affiliates	—	(7)	(4)	11	—
Other income (expense), net	(13)	9	15	—	11
Intercompany debt forgiveness income (expense)	—	(32)	32	—	—
Income (loss) from equity investments in subsidiaries	(29)	17	—	12	—

Income (loss) before benefit (provision) for income taxes	(140)	(34)	22	12	(140)
Benefit (provision) for income taxes	(1)	5	(5)	—	(1)

Net income (loss)	(141)	(29)	17	12	(141)
Preferred stock dividends	(4)	—	—	—	(4)

Income (loss) applicable to common shareholders	$(145)	$(29)	$17	$12	$(145)

Condensed Consolidated Statement of Operations

	Year Ended December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$1,814	$785	$—	$2,599
Revenue—affiliates	—	20	101	(121)	—

Total revenue	—	1,834	886	(121)	2,599

Cost of revenue	(17)	(1,332)	(486)	—	(1,835)
Cost of revenue—affiliates	—	(101)	(20)	121	—

Total cost of revenue	(17)	(1,433)	(506)	121	(1,835)

Gross margin	(17)	401	380	—	764
Selling, general and administrative	(26)	(300)	(165)	—	(491)
Depreciation and amortization	(1)	(203)	(122)	—	(326)

Operating income (loss)	(44)	(102)	93	—	(53)
Other income (expense):
Interest income	2	6	2	—	10
Interest income—affiliates	—	2	5	(7)	—
Interest expense	(54)	(48)	(74)	—	(176)
Interest expense—affiliates	—	(5)	(2)	7	—
Other income (expense), net	(2)	26	(50)	—	(26)
Intercompany debt forgiveness income (expense)	—	(8)	8	—	—
Loss from equity investments in subsidiaries	(186)	(27)	—	213	—

Loss before pre-confirmation contingencies and provision for income taxes	(284)	(156)	(18)	213	(245)
Net gain on pre-confirmation contingencies	—	10	—	—	10

Loss before provision for income taxes	(284)	(146)	(18)	213	(235)
Provision for income taxes	—	(40)	(9)	—	(49)

Net loss	(284)	(186)	(27)	213	(284)
Preferred stock dividends	(4)	—	—	—	(4)

Loss applicable to common shareholders	$(288)	$(186)	$(27)	$213	$(288)

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(118)	$214	$87	$—	$183

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	—	(117)	(50)	—	(167)
Purchases of marketable securities	—	(10)	—	—	(10)
Genesis acquisition, net of cash acquired	—	(7)	—	—	(7)
Proceeds from sale of marketable securities	—	8	—	—	8
Loans made to affiliates	(1)	(20)	—	21	—
Loan repayments from affiliates	26	8	—	(34)	—
Change in restricted cash and cash equivalents	—	8	—	—	8

Net cash flows provided by (used) in investing activities	25	(130)	(50)	(13)	(168)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	150	—	—	—	150
Repayment of capital lease obligations	—	(45)	(13)	—	(58)
Repayment of long term debt (including current portion)	(144)	(20)	(15)	—	(179)
Premium paid on extinguishment of debt	(1)	(1)	—	—	(2)
Finance costs incurred	(6)	—	—	—	(6)
Proceeds from exercise of stock options	1	—	—	—	1
Payment of employee taxes on share-based compensation	—	(1)	—	—	(1)
Proceeds from affiliate loans	—	1	20	(21)	—
Repayment of loans from affiliates	—	(26)	(8)	34	—

Net cash flows used in financing activities	—	(92)	(16)	13	(95)

Effect of exchange rate changes on cash and cash equivalents	—	(24)	(1)	—	(25)

Net increase (decrease) in cash and cash equivalents	(93)	(32)	20	—	(105)
Cash and cash equivalents, beginning of year	95	293	89	—	477

Cash and cash equivalents, end of year	$2	$261	$109	$—	$372

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(276)	$453	$79	$—	$256

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	—	(137)	(37)	—	(174)
Proceeds from sale of marketable securities	4	—	—	—	4
Loans made to affiliates	—	(15)	—	15	—
Loan repayments from affiliates	—	16	—	(16)	—
Change in restricted cash and cash equivalents	—	2	—	—	2

Net cash flows provided by (used in) investing activities	4	(134)	(37)	(1)	(168)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	735	2	4	—	741
Repayment of capital lease obligations	—	(57)	(18)	—	(75)
Repayment of long term debt (including current portion)	(344)	(235)	(18)	—	(597)
Premium paid on extinguishment of debt	(3)	(11)	—	—	(14)
Finance costs incurred	(23)	—	—	—	(23)
Proceeds from sales/leasebacks	—	—	7	—	7
Payment of employee taxes on share-based compensation	—	(11)	(2)	—	(13)
Proceeds from affiliate loans	—	—	15	(15)	—
Repayment of loans from affiliates	—	—	(16)	16	—

Net cash flows provide by (used) in financing activities	365	(312)	(28)	1	26

Effect of exchange rate changes on cash and cash equivalents	—	1	2	—	3

Net increase in cash and cash equivalents	93	8	16	—	117
Cash and cash equivalents, beginning of year	2	285	73	—	360

Cash and cash equivalents, end of year	$95	$293	$89	$—	$477

Condensed Consolidated Statement of Cash Flows

	Year Ended December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows provided by (used in) operating activities	$(71)	$95	$179	$—	$203

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	—	(125)	(67)	—	(192)
Purchases of marketable securities	—	(11)	—	—	(11)
Proceeds from sale of property and equipment	—	10	—	—	10
Proceeds from sale of marketable securities	8	8	—	—	16
Loans made to affiliates	(111)	(8)	—	119	—
Loan repayments from affiliates	42	13	—	(55)	—
Return of capital from subsidiary	—	41	—	(41)	—
Change in restricted cash and cash equivalents	—	32	(1)	—	31

Net cash flows used in investing activities	(61)	(40)	(68)	23	(146)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	—	3	7	—	10
Repayment of capital lease obligations	—	(36)	(23)	—	(59)
Repayment of long term debt (including current portion)	(4)	(6)	(14)	—	(24)
Proceeds from exercise of stock options	1	—	—	—	1
Payment of employee taxes on share-based compensation	—	(3)	—	—	(3)
Capital repayment to parent	—	—	(41)	41	—
Proceeds from affiliate loans	8	111	—	(119)	—
Repayment of loans to affiliates	—	(42)	(13)	55	—

Net cash flows provide by (used) in financing activities	5	27	(84)	(23)	(75)

Effect of exchange rate changes on cash and cash equivalents	—	(7)	(12)	—	(19)

Net increase (decrease) in cash and cash equivalents	(127)	75	15	—	(37)
Cash and cash equivalents, beginning of year	129	210	58	—	397

Cash and cash equivalents, end of year	$2	$285	$73	$—	$360

25. SUBSEQUENT EVENTS

2011 Long-Term Incentive Program

In connection with the Company’s annual long-term incentive program for 2011, on January 21, 2011, the Company awarded 626,200 restricted stock units and 626,200 performance share opportunities to certain employees which vest on January 21, 2014, subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each participant’s target performance share opportunity is based on total shareholder return over a three year period as compared to two peer groups. Depending on how the Company ranks in total shareholder return as compared to the two peer groups, each performance share grantee may earn 0% to 200% of the target number of performance shares. No payout will be made if the average ranking of the Company’s total shareholder return relative to each of the two peer groups (weighted equally) is below the 30th percentile, and the maximum payout of 200% will be made if such average ranking is at or above the 80th percentile. However, any payout exceeding 100% of the performance target award shall (other than in the context of a change in control) be paid at the sole discretion of the Board of Directors and, if paid, shall be in cash rather than shares.

2011 Special Reward Program

On January 21, 2011, the Board of Directors approved a grant of awards under a special rewards program intended to retain and motivate certain employees. The awards granted aggregated: (i) 271,693 restricted stock units which vest over a two or three year period from the grant date subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability; and (ii) $5 in cash incentive which vests over a one or two year period from the grant date.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

	Column A	Column B	Column C	Column D	Column E
	Balance at beginning of period	Additions		Deductions	Balance at end of period
		Charged to costs and expenses	Charged to other accounts
2010
Reserve for uncollectible accounts and sales credits	$50	$14	$4	$(23)	$45
Deferred tax valuation allowance	2,294	—	—	(94)	2,200
2009
Reserve for uncollectible accounts and sales credits	$58	$26	$2	$(36)	$50
Deferred tax valuation allowance	2,294	—	—	—	2,294
2008
Reserve for uncollectible accounts and sales credits	$52	$27	$3	$(24)	$58
Deferred tax valuation allowance	2,663	—	—	(369)	2,294